Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
among
WESTERN LIBERTY BANCORP,
as Parent,
WL-S1 INTERIM BANK,
as Merger Sub,
SERVICE1ST BANK OF NEVADA,
as Bank,
and
CURTIS W. ANDERSON,
as Former Stockholders’ Representative
Dated as of November 6, 2009

SCHEDULES

Schedule I	Stockholders
Schedule II	Definitions
Schedule III	Notices / Addresses

Bank Schedule 5.1	Capital Structure
Bank Schedule 5.1(a)	Capital Stock Rights
Bank Schedule 5.1(b)	Outstanding Bank Stock Option
Bank Schedule 5.1(c)	Warrants
Bank Schedule 5.2(a)	Jurisdictions
Bank Schedule 5.2(b)	No Action
Bank Schedule 5.4	No Violations, Conflicts, Etc.
Bank Schedule 5.5	Bank Regulatory Approvals
Bank Schedule 5.6	Regulatory Reports
Bank Schedule 5.7(a)	Validity of Loans
Bank Schedule 5.7(b)	Defaulted Loans
Bank Schedule 5.7(c)	Certain Letters of Credit
Bank Schedule 5.7(d)	Noncompliance in Making Loans
Bank Schedule 5.8	Insider Loans
Bank Schedule 5.9	Participation Loans
Bank Schedule 5.10(a)	Financial Statements
Bank Schedule 5.10(b)	Internal Control
Bank Schedule 5.10(c)	Bank Auditor Reports
Bank Schedule 5.11(a)	Undisclosed Liabilities
Bank Schedule 5.11(b)	Off-balance Sheet Arrangements
Bank Schedule 5.12	Environmental Matters
Bank Schedule 5.12(d)	Environmental Studies
Bank Schedule 5.13	Tax Matters
Bank Schedule 5.14	Legal Proceedings
Bank Schedule 5.15(a)	Compliance with Laws
Bank Schedule 5.15(b)	Permits
Bank Schedule 5.15(c)	Non-compliance with Governmental Laws

v

Bank Schedule 5.16(a)	Employee Benefit Plans
Bank Schedule 5.16(b)	Non-qualified Benefit Arrangements
Bank Schedule 5.16(d)	Benefits for Health, Life or Welfare-type Benefits
Bank Schedule 5.16(e)	Non-complying Benefit Arrangements
Bank Schedule 5.16(g)	Benefit Arrangement Obligations
Bank Schedule 5.16(h)	Collective Bargaining Arrangements
Bank Schedule 5.16(i)	Bank Employees
Bank Schedule 5.17(a)	Certain Contracts
Bank Schedule 5.17(b)	Validity of Contracts
Bank Schedule 5.18(a)	Absence of Changes
Bank Schedule 5.18(b)	Absence of Material Adverse Effect
Bank Schedule 5.19	Brokers and Finders
Bank Schedule 5.20(a)	Insurance
Bank Schedule 5.20(b)	Insurance Claims
Bank Schedule 5.21(a)	Real Property
Bank Schedule 5.21(b)	Real Property Leases
Bank Schedule 5.21(c)	Description of Real Property Leases
Bank Schedule 5.21(d)	Agreements for Disposition of Leased Premises
Bank Schedule 5.21(e)	Lease Improvements
Bank Schedule 5.21(f)	Liens
Bank Schedule 5.23	Condition of Assets
Bank Schedule 5.24	Location and Conduct of Business
Bank Schedule 5.25(a)	Intellectual Property
Bank Schedule 5.25(b)(i)	Defaulted IP Contracts
Bank Schedule 5.25(b)(ii)	Consent for IP Contracts
Bank Schedule 5.25(c)	Infringement of Intellectual Property Rights
Bank Schedule 5.26	Insider Party Transactions
Bank Schedule 5.27(b)	Deposit Summary
Bank Schedule 5.27(c)	Deposits of Governmental Funds
Bank Schedule 5.29	Adequacy of Capital
Bank Schedule 5.31	Excess Payments
Bank Schedule 7.5	Corporate and Other Consents
Bank Schedule 8.8	Appointed Directors

Bank Schedule 8.10	Indemnification Agreements
Bank Schedule 10.2(c)	Required Bank Consents

Parent Schedule 6.3	No Violations, Conflicts, Etc.
Parent Schedule 6.4	Regulatory Approvals
Parent Schedule 6.5	Brokers and Finders
Parent Schedule 8.3	Third Party Consents
Parent Schedule 10.3(c)	Required Parent Consents

EXHIBITS

Exhibit A	Letter of Transmittal

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made effective as of November 6, 2009, by and among WESTERN LIBERTY BANCORP, a Delaware corporation with its principal place of business in New York, New York (“Parent”), WL-S1 INTERIM BANK, a Nevada corporation (“Merger Sub”), SERVICE1ST BANK OF NEVADA, a Nevada-chartered non-member bank (“Bank”), and CURTIS W. ANDERSON, an individual, as the representative of the Persons who will be former stockholders of Bank after the Closing (the “Former Stockholders’ Representative”). Parent, Merger Sub, Bank and the Former Stockholders’ Representative are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties”.
RECITALS
WHEREAS, Parent, Merger Sub and Bank intend to effect a merger, whereby Merger Sub shall be merged with and into Bank (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (“Nevada Law”);
WHEREAS, the Parties intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code;
WHEREAS, the board of directors of Bank (the “Bank Board”) has (i) approved the Agreement, the Merger and the other transactions contemplated by this Agreement and declared the Merger’s advisability, (ii) determined that it is in the best interest of the Bank Stockholders to consummate the Merger on the terms and subject to the conditions of this Agreement and the other transactions contemplated hereby, and (iii) recommended that the Bank Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Bank Board Approval”);
WHEREAS, concurrently with the execution of this Agreement, each of the Stockholders listed on Schedule I is entering into a voting agreement with Parent; and
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) approved the Agreement, the Merger and the other transactions contemplated by this Agreement and declared the Merger’s advisability, (ii) determined that it is in the best interest of the Parent Stockholders to consummate the Merger on the terms and subject to the conditions of this Agreement and the other transactions contemplated hereby, (iii) authorized the issuance of the shares of Parent Common Stock as contemplated pursuant to this Agreement (the “Parent Shares”), and (iv) recommended that the stockholders of Parent (the “Parent Stockholders”) approve the issuance of the Parent Shares as contemplated pursuant to this Agreement (collectively, the “Parent Board Approval”); and
WHEREAS, concurrently herewith, each of William E. Martin, John S. Gaynor and Richard Deglman has entered into an employment agreement (each, an “Employment Agreement”) with the Surviving Corporation, with each employment agreement to be effective, if at all, only upon the Closing Date.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
1.1 Certain Definitions. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth herein or in Schedule II attached hereto. References to Articles, Sections, Exhibits and Schedules refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
ARTICLE 2
THE MERGER
2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Nevada Law, the Merger shall occur, the separate corporate existence of Merger Sub shall cease and Bank shall continue as the surviving corporation. Bank, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.
2.2 Filing; Effective Time. Upon the terms and subject to the conditions of this Agreement and in accordance with Nevada Law, the Parties hereto shall cause the Merger to be consummated by filing articles of merger, in such appropriate form as determined by the Parties, with the Secretary of State of Nevada (the “Articles of Merger”) (the date and time of such filing (or such later date and time as may be agreed in writing by Bank and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date.
2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 92A.250 of Nevada Law and other applicable provisions of Nevada Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Bank and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Bank and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
2.4 Articles of Incorporation; Bylaws.
(a) At the Effective Time, the Articles of Incorporation of Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and as provided by such Articles of Incorporation of the Surviving Corporation.
(b) At the Effective Time, the Bylaws of Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.
2.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Bank immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Bank immediately prior to the Effective Time, until their respective successors are duly appointed. For the avoidance of doubt, nothing in this Agreement shall affect the ability of Parent to elect additional directors of Bank after the Effective Time.
2.6 Effect on Bank Stock Options. Bank and Parent shall take all actions necessary (including any required notices by Bank) to provide that, effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Bank Stock Option shall cease to represent the right to acquire shares of Bank Common Stock and shall instead be converted automatically into options to acquire shares of Parent Common Stock as provided below, and such options will be assumed by Parent on substantially the same terms and conditions as were applicable under such Bank Stock Options immediately prior to the Effective Time; provided, however, that from and after the Effective Time, (i) each Bank Stock Option will be exercisable for a number of shares of Parent Common Stock equal to the product of the number of shares of Bank Common Stock that would be issuable upon exercise of such Bank Stock Option outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Bank Stock Option will be equal to the quotient determined by dividing the per share exercise price for such Bank Stock Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The exercise price and the number of shares purchasable pursuant to the assumed Bank Stock Options as well as the terms and conditions of exercise of such assumed options are intended to comply with Sections 424(a) and 409A of the Code. Any restriction on the exercisability of such Bank Stock Option in effect as of the date hereof will continue in full force and effect, and the term, exercisability, and vesting schedule of such Bank Stock Option as in effect of the date hereof will remain unchanged. For the avoidance of doubt, neither the Merger nor the actions contemplated by this Section 2.6 will terminate any of the outstanding Bank Stock Options or accelerate the exercisability or vesting of such Bank Stock Options. As soon as practicable after the Effective Time, but no later than fifteen (15) days following the Effective Time, Parent shall deliver to each holder of Bank Stock Options an appropriate notice setting forth such holder’s rights pursuant thereto after giving effect to the adjustments required by this Section 2.6. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of such assumed Bank Stock Options pursuant to the terms set forth in this Section 2.6. As soon as practicable, but no later than fifteen (15) days following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or on such other registration statement form as may be required under Applicable Law) to register a number of shares of Parent Common Stock subject to the Bank Stock Options assumed pursuant to this Section 2.6.
2.7 Effect on Bank Warrants. Bank and Parent shall take all actions necessary (including any required notices by Bank) to provide that, effective as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Bank Warrant shall cease to represent the right to acquire shares of Bank Common Stock and shall instead be converted automatically into warrants to acquire shares of Parent Common Stock as provided below, and such warrants will be assumed by Parent on substantially the same terms and conditions as were applicable under such Bank Warrants immediately prior to the Effective

Time; provided, however, that from and after the Effective Time, (i) each Bank Warrant will be exercisable for a number of shares of Parent Common Stock equal to the product of the number of shares of Bank Common Stock that would be issuable upon exercise of such Bank Warrant outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Bank Warrant will be equal to the quotient determined by dividing the per share exercise price for such Bank Warrant outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Any restriction on the exercisability of such Bank Warrant in effect as of the date hereof will continue in full force and effect, and the term, exercisability, and vesting schedule of such Bank Warrant as in effect of the date hereof will remain unchanged. For the avoidance of doubt, neither the Merger nor the actions contemplated by this Section 2.7 will terminate any of the outstanding Bank Warrants or accelerate the exercisability or vesting of such Bank Warrants. As soon as practicable after the Effective Time, but no later than fifteen (15) days following the Effective Time, Parent shall deliver to each holder of Bank Warrants an appropriate notice setting forth such holder’s rights pursuant thereto after giving effect to the adjustments required by this Section 2.7. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of such assumed Bank Warrants pursuant to the terms set forth in this Section 2.7. As soon as practicable, but no later than fifteen (15) days following the Effective Time, Parent shall prepare and file with the SEC a registration statement as may be required under Applicable Law to register a number of shares of Parent Common Stock subject to the Bank Warrants assumed pursuant to this Section 2.7.
2.8 Effect on Capital Stock of Bank. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Bank or the holders of any Shares or any shares of capital stock of Merger Sub, the following will occur:
(a) Subject to Section 2.8(b) and Section 2.8(c), each Share issued and outstanding immediately prior to the Effective Time, other than any Share to be cancelled pursuant to Section 2.8(b) and the Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the following (the “Per Share Merger Consideration”):
(i) a number of shares of Parent Common Stock equal to (A) the Base Merger Consideration divided by (B) the product of the Total Outstanding Bank Common Stock and the Parent Common Stock Approval Date Price (the “Exchange Ratio”); and
(ii) if and when there is any Contingent Merger Consideration payable pursuant to Section 3.2(a)(ii), a number of shares of Parent Common Stock equal to (A) the Contingent Merger Consideration divided by (B) the product of the Total Outstanding Bank Common Stock and the Parent Common Stock Subsequent Trading Price.
(b) Each Share held by Bank immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any Bank Stockholder who is entitled to dissent and properly dissents and demands payment of the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 92A.300 through 92A.500, inclusive, of the Nevada Law (the “Dissenters’ Rights Sections” and, such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but instead such holder shall be entitled solely to receive payment of the fair value of such Dissenting Shares, plus accrued interest, in accordance with the provisions of the Dissenters’ Rights Sections. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the payment of the fair value of such shares in accordance with the provisions of the Dissenters’ Rights Sections. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to demand payment of fair value under the Dissenters’ Rights Sections, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by the Dissenters’ Rights Sections, then the right of such holder to be paid the fair value of such Dissenting Shares under the Dissenters’ Rights Sections shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration. Bank shall deliver prompt notice to Parent of any demands for payment of the fair value of any Shares received by it prior to the Effective Time, withdrawals of such demands and any related instruments served pursuant to Nevada Law received by Bank prior to the Effective Time, and Parent shall have the right to participate in and manage all negotiations and proceedings with respect to such demands. Bank shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing except to the extent a court determines fair value exceeds the amount offered by Bank, and assesses the costs of fair value against the Bank, pursuant to Section 92 A.490 of the Nevada Law.
2.9 Effect on Capital Stock of Merger Sub. Each share of common stock, par value $0.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, each certificate evidencing ownership of shares of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of common stock of the Surviving Corporation.
2.10 Surrender of Certificates.
(a) Exchange Agent. Prior to the Effective Time, Parent shall designate Wells Fargo Bank, National Association or, if not Wells Fargo Bank, National Association, then a United States bank, trust company or other party reasonably acceptable to Bank, to act as the exchange agent (the “Exchange Agent”) in the Merger.
(b) Exchange Procedures.

(i) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail or deliver to each holder of record (as of the Effective Time) a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented the outstanding Shares a letter of transmittal (a “Letter of Transmittal”) in substantially the form attached hereto as Exhibit A.
(ii) Promptly following surrender or delivery of the Certificates for cancellation or delivery of the Affidavit to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, each Bank Stockholder shall be entitled to receive in exchange therefor the consideration to which such Bank Stockholder is entitled pursuant to Section 2.8 and the Certificate(s) so surrendered shall be cancelled.
(iii) No interest shall be paid or accrue on any amount payable upon surrender of any Certificates or the delivery of any Affidavits.
(c) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.2 that remains undistributed to the Bank Stockholders for six (6) months after its deposit with the Exchange Agent shall be delivered to Parent, upon demand, and any Former Stockholder who has not previously complied with this Section 2.10 shall thereafter look only to Parent for payment of its claim for the applicable Per Share Merger Consideration without interest.
(d) No Liability. Notwithstanding anything to the contrary in this Section 2.10, none of Parent, Merger Sub, Bank and the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.2(b) that is subsequently delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e) Withholding Rights. As provided under Section 2.12 hereof, the Parties intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and, therefore, the Parties contemplate that Parent shall not be required to withhold any portion of the Merger Consideration payable to any Former Stockholder under any provision of Applicable Law. Notwithstanding the foregoing, if Parent determines in good faith and upon advice of its counsel that withholding is otherwise required under any provision of Applicable Law, then Parent, upon written notice delivered to the Former Stockholders’ Representative prior to Closing, shall be entitled to deduct and withhold from the portion of the Merger Consideration otherwise payable to any Former Stockholder, as the case may be, pursuant to this Agreement such amounts as it determines in good faith, upon advice of its counsel, to be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Applicable Law. Any amounts so deducted and withheld shall be treated as having been paid to the applicable Former Stockholder for purposes of this Agreement. In connection with any withholding or other tax payment or report made by Parent related to any consideration received or to be received by a Former Stockholder in connection with the Merger, Parent will provide such Former Stockholder with such tax reporting documentation as may be reasonably required to evidence the payment.

(f) Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof (the “Affidavit”), the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, the total Per Share Merger Consideration into which the Shares represented by such Certificates were converted pursuant to Section 2.8(a) that such holder otherwise would have been entitled to hereunder; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to such payment, require the holder of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable amount as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Bank and Merger Sub, the officers and directors of Parent, Merger Sub and Bank are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action as may be reasonably required.
2.12 Tax Treatment. It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Bank shall be a “party to a reorganization” within the meaning of Section 368(b) of the Code. Each of the Parties adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Both prior to and after the Closing, each Party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).
ARTICLE 3
THE CLOSING; MERGER CONSIDERATION; OTHER PAYMENTS
3.1 Time And Place. Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place at the offices of Brownstein Hyatt Farber Schreck LLP, 100 City Parkway, Suite 1600, Las Vegas, Nevada 89106-4614 at 10:00 a.m. on a date specified by Parent at least three (3) Business Days but not more than ten (10) Business Days after all conditions to Closing have been satisfied or waived pursuant to Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date or time mutually agreed by Parent and Bank after all conditions to Closing have been satisfied or waived pursuant to Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (such date, the “Closing Date”); provided, however, that the Closing shall be delayed to the extent necessary until resolution of any dispute concerning the determination of the Tangible Book Value of Bank as of the Valuation Date pursuant to Section

4.1(c) and, if so delayed, the Closing shall occur promptly, and in no event later than five (5) Business Days after, the resolution of such dispute.
3.2 Merger Consideration.
(a) Merger Consideration. The merger consideration for the Shares shall, subject to the terms and conditions of this Agreement, consist of the following (the “Merger Consideration”):
(i) an amount (the “Base Merger Consideration”) equal to:
(A) the greater of (A) $35,000,000 and (B) the Tangible Book Value of Bank as of the Valuation Date as calculated pursuant to Section 4.1, minus
(B) all Bank-Borne Transaction Expenses, minus
(C) $1,000,000, minus
(D) the amount, if any, by which $29,166,667 exceeds Tangible Book Value of Bank as of the Valuation Date as calculated pursuant to Section 4.1; and
(ii) if at any time during the first two years after the Effective Time, Parent Common Stock shall have closed trading on the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed at a price in excess of $12.75 per share (as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank) for thirty (30) consecutive trading days, an additional amount equal to the following (such amount, if payable, the “Contingent Merger Consideration”): 20% of the Tangible Book Value as of the Valuation Date as calculated pursuant to Section 4.1; provided, however, that if the Tangible Book Value as of the Valuation Date as calculated pursuant to Section 4.1 is less than $35,000,000, then the Contingent Merger Consideration shall be equal to the following, if the result is positive: 120% of the Tangible Book Value as of the Valuation Date as calculated pursuant to Section 4.1 minus $35,000,000.
(b) Payment of Merger Consideration. The Merger Consideration shall be payable in the form of Parent Common Stock, as follows:
(i) On the Closing Date, Parent shall deposit with the Exchange Agent a number of shares of Parent Common Stock equal to the quotient obtained by dividing the Base Merger Consideration by the Parent Common Stock Approval Date Price (the “Initial Exchange Agent Deposit”); and
(ii) On a date no later than five (5) Business Days after it has been determined that the Contingent Merger Consideration has become payable, Parent shall deposit with the Exchange Agent a number of shares of Parent Common Stock equal to the quotient obtained by dividing the Contingent Merger Consideration by the Parent Common Stock Subsequent Trading Price (the “Contingent Exchange Agent Deposit”).

(c) Right of Set-off Against Contingent Merger Consideration. From and after the Effective Time, Parent, in addition to all of its other rights and remedies under this Agreement or at law, shall have the right but not the obligation to set-off any and all amounts due by Parent under this Agreement in respect of the Contingent Merger Consideration against the amount of any loss, damages, cost or expense (including reasonable attorney’s fees) (collectively, “Damages”) incurred by Parent or any of its Affiliates or their respective officers, directors and agents as a result of a breach of any representation, warranty, covenant or other agreement of Bank under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it; provided, however, that Parent may not set-off any amount for any Damages as a result of a breach of any representation, warranty, covenant or other agreement of Bank unless the aggregate amount of Damages incurred by the Parent exceeds Fifty Thousand Dollars ($50,000), whereupon, Parent shall be entitled to set-off the full amount of such Damages in respect thereof. In the event the Closing has taken place, such right of set-off shall be the sole and exclusive remedy of Parent in respect of a claim for any breach of representation, warranty, covenant or other agreement of Bank under this Agreement. If Parent exercises such right of set-off, it shall immediately notify the Former Stockholders’ Representative thereof, who shall have the right to contest the validity thereof, including whether or not any such breach occurred and the amount of Damages in respect thereof.
3.3 Closing Deliveries Of Bank. At the Closing, Bank shall deliver, or cause to be delivered, to Parent the following:
(a) copies of the Required Bank Consents;
(b) a certificate of the Secretary of Bank attaching the following, each certified by the Secretary of Bank as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect immediately prior to the Effective Time:
(i) the Articles of Incorporation of Bank (certified by the Nevada Secretary of State);
(ii) the Bylaws of Bank;
(iii) the Bank Board Approval; and
(iv) all of the votes, consents and approvals required of Bank Stockholders for the authorization, execution and delivery of this Agreement and the Related Documents by Bank and the performance by Bank of the Merger and the other transactions contemplated hereby and thereby (the “Bank Stockholder Approval”);
(c) certificates of good standing for Bank issued by (i) the Nevada Secretary of State and (ii) the Secretary of State or other appropriate authority for each foreign jurisdiction in which Bank is qualified to do business, each such certificate to be dated not more than 10 days prior to Closing;

(d) a copy of the stock ledger of Bank as of immediately prior to the Effective Time, certified as of immediately prior to the Effective Time to be true and complete by the Secretary of Bank;
(e) each of the certificates to be delivered under Sections 10.2(a) and (b), duly executed by the appropriate Person(s) specified in such Sections; and
(f) such other documents, instruments, certificates and other agreements as Parent may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.
3.4 Closing Deliveries Of Parent And Merger Sub. At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered, to Bank the following:
(a) copies of all Regulatory Approvals and all Required Parent Consents;
(b) a certificate of the Secretary of Parent attaching the following, each certified by the Secretary of Parent as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect immediately prior to the Effective Time:
(i) the Certificate of Incorporation of Parent (certified by the Delaware Secretary of State);
(ii) the Bylaws of Parent;
(iii) the Parent Board Approval; and
(iv) all of the votes, consents and approvals required of the Parent Stockholders authorizing and approving the issuance of the Parent Shares, to the extent such approval is required by Applicable Laws (the “Parent Stockholder Approval”);
(c) a certificate of the Secretary of Merger Sub attaching the following, each certified by the Secretary of Merger Sub as being true, complete and correct copies of the originals, which have not been modified or amended and which are in effect immediately prior to the Effective Time:
(i) the Certificate of Incorporation of Merger Sub (certified by the Delaware Secretary of State);
(ii) the Bylaws of Merger Sub;
(iii) a copy of the resolutions of the board of directors of Merger Sub authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby (the “Merger Sub Board Approval”); and
(iv) all of the votes, consents and approvals required of the Merger Sub’s stockholders for the authorization, execution and delivery of this Agreement and the

Related Documents by Merger Sub and the performance by Merger Sub of the Merger and the other transactions contemplated hereby and thereby (the “Merger Sub Stockholder Approval”);
(d) a certificate of good standing for Parent issued by (i) the Delaware Secretary of State and (ii) the Secretary of State or other appropriate authority for each foreign jurisdiction in which Parent is qualified to do business, each such certificate to be dated not more than 10 days prior to Closing and a certificate of good standing for Merger Sub issued by the Nevada Secretary of State;
(e) each of the certificates to be delivered under Section 10.3(a) and (b), duly executed by the appropriate Person(s) specified in such Sections;
(f) written evidence to the reasonable satisfaction of Bank that the shares of Parent Common Stock to be issued as part of the Base Merger Consideration and Contingent Merger Consideration have been registered with the SEC pursuant to a Registration Statement that has been declared effective prior to the Closing;
(g) such other documents, instruments, certificates and other agreements as Bank may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing; and
(h) at the Closing, Parent and Merger Sub shall deliver, or cause to be delivered, the Initial Exchange Agent Deposit, as required under Section 3.2(b).
ARTICLE 4
BASE MERGER CONSIDERATION DETERMINATION
4.1 Base Merger Consideration Determination.
(a) Bank shall deliver to Parent within five (5) Business Days after the Final Approval Date a balance sheet of Bank (the “Valuation Balance Sheet”) and a statement of the Tangible Book Value of Bank (the “TBV Statement” and, together with the Valuation Balance Sheet, the “Valuation Documentation”), each as of the Valuation Date, together with a certification statement signed by the chief financial officer of Bank to the effect that (A) the Valuation Balance Sheet has been prepared in good faith and in accordance with GAAP and regulatory accounting principles and, to the extent consistent with GAAP, consistent with the Model Balance Sheet, and (B) the TBV Statement has been prepared in accordance with this Agreement.
(b) If, within five (5) Business Days following receipt of the Valuation Documentation, Parent has not given Bank notice of its objection to the TBV Statement, then the Tangible Book Value of Bank as of the Valuation Date shall be as set forth in the TBV Statement for purposes of calculating the Base Merger Consideration. If Parent timely gives such notice of objection, Parent and Bank will work together in good faith to promptly resolve the issues in dispute. If all disputed issues are resolved, the Tangible Book Value of Bank as of the Valuation Date for purposes of calculating the Base Merger Consideration shall be as set forth in the TBV Statement, subject to any revisions as agreed upon by Parent and Bank.

(c) If Parent and Bank are unable to resolve all such disputed issues within five (5) Business Days following Bank’s receipt of Parent’s objection to the Valuation Documentation, Parent may submit such dispute to PricewaterhouseCoopers LLP for resolution in accordance with the procedures set forth in this Section 4.1(c), or to such other accounting or valuation expert as may be mutually agreed upon by Parent and Bank (such expert, the “Closing Accountant”). If PricewaterhouseCoopers LLP is unwilling to serve as the Closing Accountant or is not independent, then the Parties shall, in good faith, select a nationally recognized independent public accounting firm, other than Parent’s or Bank’s accountants, to be the Closing Accountant, or such other accounting or valuation expert as may be mutually agreed upon by Parent and Bank. The fees of any such accounting firm or such expert shall be paid by Bank (and the full amount of such payment shall be deemed to be a Bank-Borne Transaction Expense for purposes of the determination of the Tangible Book Value of Bank as of the Valuation Date) unless the amount of the Tangible Book Value as set forth in the TBV Statement is greater than 95% of the amount of the Tangible Book Value of Bank as of the Valuation Date as finally determined by the Closing Accountant pursuant to this Section 4.1(c), in which case Parent shall pay the fees of such accounting firm. The Closing Accountant shall act as an arbitrator to determine, based solely on the presentations by Bank and Parent and not by independent review, only those issues that remain in dispute. Bank and Parent shall make their presentations promptly and in no event later than ten (10) Business Days after the request by either Party to submit the disputed issues to the Closing Accountant. The Tangible Book Value of Bank as of the Valuation Date as finally determined by the Closing Accountant shall be used for purposes of determining the Base Merger Consideration. The Closing Accountant’s determination shall be made within ten (10) Business Days of such presentations, shall be set forth in a written statement delivered to the Bank and Parent, and shall be final, binding and conclusive on the Parties.
ARTICLE 5
REPRESENTATION AND WARRANTIES OF BANK
Subject to such exceptions as are disclosed in the disclosure schedules dated as of the date hereof and attached hereto and as may be updated prior to the Closing pursuant to Section 7.3(b) hereof (the “Bank Schedules”) corresponding to the applicable Section and subsection or clause of this Article 5 (or disclosed in any other Bank Schedule, provided, that it is reasonably clear on its face, upon a reading of the disclosure that such disclosure is responsive to such other Section, subsection or clause of this Article 5), Bank hereby makes the following representations and warranties to Parent and Merger Sub as of the date hereof and as of the Closing Date. The inclusion of an item in the Bank Schedules shall not be deemed an admission by Bank that such item represents a material fact, event, or circumstance or would or is likely to result in a Material Adverse Effect on Bank.
5.1 Capital Structure.
(a) The authorized capital stock of Bank consists of twenty five million (25,000,000) shares of Bank Common Stock, par value $0.01, of which fifty thousand eight hundred and eleven (50,811) Shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, there are outstanding Bank Stock Options to purchase an aggregate of 6,334 shares of Bank Common Stock and Bank Warrant to purchase an aggregate of

900 shares of Bank Common Stock. Bank has no other authorized classes or series of capital stock. Bank has no subsidiaries (including any subsidiaries engaged in non-banking activities) nor does Bank own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization (including, without limitation, any ownership interests in the stock of any ATM network corporation), other than investment securities representing not more than one percent (1%) of any entity and FHLB Stock. All outstanding shares of Bank Common Stock (i) have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights or similar rights created by statute, Bank’s Articles of Incorporation, the Bylaws of Bank or any Contract to which Bank or any of the Bank Stockholders is a party and are owned of record by the Persons listed on Bank Schedule 5.1 and (ii) have been offered, sold, issued and delivered by Bank in all material respects in compliance with all Applicable Laws. Except as set forth in Bank Schedule 5.1(a), no Rights are authorized, issued or outstanding with respect to the capital stock of Bank, and there are no agreements, understandings or commitments relating to the rights or obligations of any Bank Stockholder to vote or to dispose of such capital stock or the rights or obligations of Bank to issue any Rights. Schedule I contains a true, complete and correct list of the names of all (i) directors of Bank and/or Affiliates of directors of Bank who directly or indirectly own any shares of Bank Common Stock and (ii) Bank Stockholders owning 5% or more of Bank Common Stock.
(b) Bank Schedule 5.1(b) sets forth, as of the date hereof, a complete and correct list of all outstanding Bank Stock Options, including with respect to each such option, the number of shares subject to such option, the name of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby) and expiration date of each such option, and whether the option is intended to qualify as an “incentive stock option” under Section 422 of the Code or a non-qualified stock option. Bank has delivered to Parent a true and complete copy of each form of the Bank Stock Option agreement with respect to such Bank Stock Option, except as set forth on Bank Schedule 5.1(b). The Bank Stock Option Plan is the only plan or program Bank maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.
(c) Bank Schedule 5.1(c) sets forth, as of the date hereof, a complete and correct list of all outstanding Bank Warrants, including with respect to each such Bank Warrant, the number of shares subject to such Bank Warrant, the name of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby) and expiration date of each such Bank Warrant. Bank has delivered to Parent a true and complete copies of the Bank Warrants, except as set forth on Bank Schedule 5.1(c).
5.2 Organization, Standing And Authority Of Bank. Bank is a Nevada-chartered non-member bank, duly organized and validly existing under the laws of the State of Nevada with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease or hold as trustee, agent, custodian or in its own right, as the case may be, all of its properties and assets and to carry on its business as now conducted. Bank is duly licensed or qualified to do business and is in good standing in the locations listed on Bank Schedule 5.2(a), which constitute each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Bank. Bank has heretofore delivered or made available in the Data Room to Parent true and complete copies of the Articles of Incorporation and Bylaws of Bank each as amended and as in effect as of the date hereof, and no amendments thereto are pending. Except as set forth in this Agreement or disclosed in Bank Schedule 5.2(b), no action or proceeding has been taken or commenced or is contemplated by Bank, the Bank Board (or any committee thereof) or any Bank Stockholder with respect to any amendment of the Articles of Incorporation or the Bylaws of Bank, or for the merger, consolidation, sale of assets and business, liquidation or dissolution of Bank.
5.3 Legal Authority, Binding Effect. Bank has all requisite corporate power and authority (i) to enter into, execute and deliver this Agreement (subject to receipt of all approvals set forth on Bank Schedule 5.5) and each Related Document to be executed and delivered by Bank pursuant to this Agreement and (ii) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject to receipt of all approvals set forth on Bank Schedule 5.5). The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bank. This Agreement has been duly and validly executed and delivered by Bank and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Bank, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).
5.4 No Violation, Conflict, Etc. Except as disclosed on Bank Schedule 5.4, none of (i) the execution and delivery of this Agreement or any Related Document by Bank, (ii) the consummation of the transactions contemplated hereby or thereby, or (iii) the compliance by Bank with any of the provisions hereof or thereof in any case does or will (A) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Bank, (B) violate, conflict with or result in a material breach of any term, condition or provision of, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or asset of Bank pursuant to, any note, bond, mortgage, indenture, deed of trust, lease or other material contract to which Bank is a party or by which Bank is bound or to which any of Bank’s property or assets is subject, or (C) subject to receipt of all Regulatory Approvals, does or will constitute a violation of any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Bank.
5.5 Regulatory Approvals. Except as described on Bank Schedule 5.5, no filings, registrations, consents, authorizations, approvals of or filings or registrations with any Governmental Entity are necessary on the part of Bank in connection with the execution and delivery by Bank of this Agreement and the Related Documents and the consummation by Bank of the transactions contemplated hereby or thereby.

5.6 Regulatory Reports. Bank has duly filed with the FDIC, the Nevada FID and any other applicable Bank Regulators, as the case may be, in correct form in all material respects the reports, returns and filing information data required to be filed under Applicable Laws, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of Applicable Laws. In connection with the most recent examinations of Bank by Bank Regulators, except as disclosed on Bank Schedule 5.6, Bank was not required to correct or change any action, procedure or proceeding that has not been corrected or changed as required as of the date hereof. The Deposits of Bank are insured by the FDIC pursuant to the FDIA. Bank is an insured bank under the provisions of Chapter 16 of Title 12 of the United States Code Annotated, relating to the FDIC, and no act or default on the part of Bank has occurred which might adversely affect the status of Bank as an insured bank under said Chapter.
5.7 Loans.
(a) Bank has made available in the Data Room a true, correct and complete listing by borrowers of all notes and other evidences of indebtedness executed and delivered to Bank in connection with any of the Loans (including participation interests therein) reflected in the records of Bank or in the Bank Financial Statements (the “Loans”) as of the Balance Sheet Date (with individual consumer loans of $25,000 or less listed in the aggregate only). Except as set forth in Bank Schedule 5.7(a), all Loans, including, without limitation, any related security documentation, are genuine, valid and enforceable subject to the Bankruptcy and Equity Exceptions and subject to other matters affecting the enforceability thereof as may arise under Applicable Law, and not subject to set-off, counterclaim or defense by the borrower or obligor (and no claim to set-off or defense has been asserted by the obligor).
(b) Bank Schedule 5.7(b) lists (by obligor) as of the Balance Sheet Date the aggregate amount for each of the following to which Bank is a party (in each case, the amounts reflected thereon are as of the Balance Sheet Date): (i) Loans under which the obligor is more than ninety (90) days past due with respect to any scheduled payment of principal or interest and (ii) Loans classified as “watch,” “loss,” “doubtful,” “substandard” or “special mention” by any Governmental Entity or by Bank’s internal credit review system.
(c) Bank Schedule 5.7(c) lists as of the Balance Sheet Date (i) all outstanding financial standby letters of credit issued by Bank; and (ii) all outstanding performance standby letters of credit issued by Bank.
(d) Except as disclosed in Bank Schedule 5.7(d), (i) Bank either has complied in all material respects, or on the Closing Date will have complied with in all material respects, with all Applicable Laws, as the case may be, in making or purchasing Loans; and (ii) all Loans serviced by Bank or any Affiliate were serviced in all material respects in accordance with the requirements of any applicable guaranty of any Governmental Entity, pursuant to commercially accepted standards and, as applicable for mortgage loans, subject to the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association.

(e) Bank has made available to Parent, for inspection in its offices, true and correct copies of the Loan files related to each individual Loan, note, borrowing arrangement and other commitment and information pertaining to all securities held for investment by Bank as of the Balance Sheet Date.
5.8 Insider Loans. Set forth on Bank Schedule 5.8 is a list as of the Balance Sheet Date of any and all outstanding notes or other evidences of indebtedness executed and delivered by each Insider of Bank to Bank. For purposes of this Agreement, “Insider” shall have the meaning ascribed to the term “insider” in §215.2(h) of Regulation O (12 C.F.R. § 215.2(h)).
5.9 Participation Loans. Bank Schedule 5.9 attached hereto contains a summary listing as of the Balance Sheet Date of all outstanding Loans or other evidences of indebtedness in which Bank has participated with other parties either as the originating lender or as a participant.
5.10 Financial Statements; Internal Controls
(a) Bank has previously delivered to Parent true and complete copies of the Bank Financial Statements. Except as set forth in Bank Schedule 5.10(a), the Bank Financial Statements (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim statements for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Bank as of the respective dates set forth therein and the results of operations, stockholders’ equity and, with respect to the year-end audited Bank Financial Statements, cash flows of Bank for the respective periods set forth therein, subject in the case of interim statements to year-end adjustments.
(b) Except as set forth in Bank Schedule 5.10(b), Bank has in place sufficient systems and processes that are customary for a financial institution of its size and that are designed to (x) provide reasonable assurances regarding the reliability of the Bank Financial Statements and (y) in a timely manner accumulate and communicate to Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Bank Financial Statements. Except as set forth in Bank Schedule 5.10(b), neither Bank nor, to Bank’s Knowledge, any Employee, auditor, accountant or representative of Bank has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Bank Financial Statements. Except as set forth in Bank Schedule 5.10(b), there has been no instance of fraud by Bank, whether or not material, that occurred during any period covered by the Bank Financial Statements.
(c) During the periods covered by the Bank Financial Statements, Bank’s external auditor was independent of Bank and its management. Bank Schedule 5.10(c) lists each written report by Bank’s external auditors to the Bank Board, or any committee thereof, or Bank’s management concerning any period covered by the Bank Financial Statements, true and correct copies of which have been delivered to Parent.

5.11 Undisclosed Liabilities. Except for: (a) liabilities recorded or reserved against on the Bank Balance Sheet or reflected in any of the schedules to the Bank’s Form FFIEC 041 as of the Balance Sheet Date; (b) liabilities incurred since such date in the ordinary course of business consistent with past practice; (c) the Transaction Expenses incurred or to be incurred by Bank; and (d) liabilities as set forth in Bank Schedule 5.11(a), Bank does not have any material debts, liabilities, demands or obligations of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP and regulatory accounting principles (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise). Except as set forth under Bank Schedule 5.11(b), Bank does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
5.12 Environmental Matters. Except as disclosed in Bank Schedule 5.12:
(a) Except in compliance with applicable Environmental Laws, and in concentrations which would not be reasonably likely to result in an obligation to report to a regulatory agency, investigate or remediate any environmental condition at any real property owned, leased or operated by Bank whether directly, indirectly or in a fiduciary capacity (including, without limitation, the Bank Offices, Leased Premises and any Other Real Estate Owned) (collectively, the “Real Property”), there are no Materials of Environmental Concern located in, on, over, under or at any Real Property.
(b) The Real Property, Bank and the Bank Business are in material compliance with all applicable Environmental Laws and have at all times during Bank’s operations been in material compliance with all applicable Environmental Laws. All real property formerly owned, leased or operated by Bank (collectively, the “Former Real Property”) has been in material compliance with applicable Environmental Laws during the ownership, lease or operation of Bank whether directly, indirectly or in a fiduciary capacity. Bank has not received any notice of any Environmental Claim or actual or threatened liability or obligation that is (i) pending or unresolved, (ii) arising under Environmental Laws and (iii) relating to any Real Property, Former Real Property or the conduct of the Bank Business.
(c) None of the Real Property or Former Real Property will result in material liability of Bank under any Environmental Law or a material Environmental Claim against Bank.
(d) Bank has not conducted or prepared, and is not otherwise in possession of, any environmental studies or reports conducted or prepared with respect to any Real Property or Former Real Property, as of the date hereof. Bank has provided to Parent a copy of all such studies and reports set forth on Bank Schedule 5.12(d).
(e) None of the matters disclosed in Bank Schedule 5.12, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bank.
5.13 Tax Matters. Except as disclosed in Bank Schedule 5.13:
(a) All Tax Returns required to be filed by or with respect to Bank (including Tax Returns of consolidated, combined, unitary or similar groups that include Bank (each an

“Affiliated Group”) have been filed in a timely manner (taking into account all extensions of due dates). All such Tax Returns are accurate, correct and complete in all material respects.
(b) All Taxes due and payable by or with respect to Bank, whether nor not shown on a Tax Return, have been paid in full on a timely basis.
(c) There is no pending claim in a jurisdiction where Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(d) The liability of Bank for unpaid Taxes attributable to periods ending on or before the Closing Date did not, as of the dates of the Bank Financial Statements described in Section 5.10, exceed the current liability accruals for Taxes (excluding reserves for deferred Taxes) set forth on the Bank Financial Statements.
(e) There are no ongoing audits, examinations or claims procedures with respect to any Tax Returns or Taxes of Bank or any Affiliated Group, and no notice has been received from any Governmental Entity of the expected commencement of such a proceeding.
(f) Bank has a taxable year ending on December 31.
(g) Bank has not agreed to, and is not required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.
(h) Bank has withheld and paid over to the proper Governmental Entities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.
(i) Bank is not a party to or subject to any Contract extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power of attorney with respect to any Taxes has been executed or filed with the IRS or any other taxing authority.
(j) Bank has made available to Parent in the Data Room correct and complete copies of all Tax Returns filed by or with respect to Bank (or if such Tax Returns are filed by an Affiliated Group, pro forma versions of such Tax Returns reflecting all items relating to Bank) for taxable years beginning after its inception.
(k) There are no Liens on the assets of Bank relating to or attributable to Taxes (other than Permitted Liens).
(l) No election or consent under Section 341 of the Code has been made with respect to Bank or with respect to any of the assets of Bank.
(m) Bank is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and, at the Closing, Bank shall provide Parent with a certificate to that effect (and the related notice to the Internal Revenue Service) that complies with sections 897 and 1445 of the Code and the related Treasury Regulations.
(n) Bank is not a member of an Affiliated Group filing a consolidated federal income Tax Return. Bank has no liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law) as a transferee or successor, by contract or otherwise.
(o) Bank has not used a method of accounting that defers the recognition of income for tax purposes beyond the time of receipt of a cash payment or of the arising of an account or other receivable in favor of Bank.
(p) To Bank’s Knowledge, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
5.14 Legal Proceedings. Bank Schedule 5.14 hereto lists all currently pending litigation and governmental or administrative proceedings or formal governmental investigations to which Bank is a party, either directly, indirectly or in a fiduciary capacity. Except as disclosed in Bank Schedule 5.14, there is no action, suit, claim or proceeding instituted or pending or, to Bank’s Knowledge, threatened against Bank or against any asset, interest or right of Bank which, if adversely determined, would prevent or hinder the consummation of the Merger or have a Material Adverse Effect on Bank. Except as disclosed in Bank Schedule 5.14, there are no actions, suits, claims or proceedings, whether in federal or state court or administrative agency instituted or pending or, to Bank’s Knowledge, threatened against the Bank or against any interest or right of Bank.
5.15 Compliance With Laws
(a) Except as disclosed on Bank Schedule 5.15(a), Bank is not, nor has it been, in violation of its Articles of Incorporation or Bylaws, is not and has not been in violation in any material respect of any Applicable Law or any order, rule or regulation of any federal, state, local or other Governmental Entity, or in default in any material respects under any order, license, regulation or demand of any Governmental Entity and has not received written notice of any of the foregoing. Except as disclosed on Bank Schedule 5.15(a), Bank is not, nor has it been, subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof), and has received no written communication requesting that it enter into any of the foregoing.
(b) Bank Schedule 5.15(b) lists each material consent, license, permit, grant or other authorization issued to Bank or any Employee by a Governmental Entity (i) pursuant to which Bank currently operates or holds any interest in any of its properties and assets or (ii) that is required for the operation of the Bank Business as currently conducted (collectively, the “Permits”). Except as disclosed in Bank Schedule 5.15(b), the Permits are in full force and effect and Bank is in material compliance with the terms and conditions of all Permits.

(c) Except as set forth in Bank Schedule 5.15(c), Bank’s business is and has been, in all material respects, in compliance with all Applicable Laws of all Governmental Entities to which it or its businesses is subject, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and other applicable fair lending laws and other laws relating to discriminatory business practices and all statutes and regulations with respect to the accounting for and paying over of unclaimed or abandoned funds.
5.16 Employee Benefit Arrangements; Labor
(a) Bank Schedule 5.16(a) lists each Benefit Arrangement sponsored or maintained by Bank pursuant to which any current or former Employees of Bank, or current or former service providers to Bank, are participants. Bank has made available to Parent in the Data Room correct and complete copies of (i) each Benefit Arrangement (or, in the case of any such Benefit Arrangement that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 filed with the IRS with respect to each Benefit Arrangement (if any such report was required), (iii) the most recent summary plan description for each Benefit Arrangement for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Benefit Arrangement.
(b) Except as disclosed in Bank Schedule 5.16(b), (i) each Benefit Arrangement that is intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”) is tax qualified and Bank has received a determination letter or an opinion letter from the IRS upon which it may rely regarding each such Qualified Plan’s qualified status under the Code, for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter, and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Qualified Plan that would adversely affect the qualification of such Qualified Plan. Bank has made available to Parent in the Data Room a correct and complete copy of the most recent determination letter or opinion letter received with respect to each Qualified Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.
(c) None of Bank or any of its ERISA Affiliates sponsors, maintains, contributes to, or has any liability or contingent liability, including, but not limited to, any “withdrawal liability,” as to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), including any multiemployer plan (within the meaning of Section 3(37)(A) of ERISA), subject to Sections 412 and 430 of the Code, Section 302 of ERISA or Title IV of ERISA. There is no encumbrance or Lien pursuant to Section 4068 of ERISA or Section 412(n) of the Code (as in effect prior to its repeal) or Section 430(k) of the Code in favor of or enforceable by the Pension Benefit Guaranty Corporation with respect to any of Bank’s assets. None of Bank or any of its ERISA Affiliates (x) maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA, or (y) has any current or future obligation or liability with respect to a Benefit Arrangement pursuant to the provisions of a collective bargaining agreement, in each case on behalf of or with respect to any current or former employee, director, or other service provider of Bank or their beneficiaries.
(d) Except as listed on Bank Schedule 5.16(d), no Benefit Arrangement provides for any health, life or other welfare-type benefit for current or future retired or terminated employees or their beneficiaries of Bank or current or future terminated non-employee service providers to Bank or their beneficiaries, other than COBRA.
(e) Except as listed on Bank Schedule 5.16(e):
(i) the Benefit Arrangements have been operated in compliance in all material respects with their terms and the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental Laws and regulations with respect to Bank’s employees;
(ii) no claim has been threatened, asserted, instituted, or, to Bank’s Knowledge, is anticipated against any Benefit Arrangement (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Bank, any of its ERISA Affiliates, any employee, officer, director, or other service provider of Bank (whether current or former), or any of the assets of any trust of any of the Benefit Arrangements; and
(iii) each Benefit Arrangement may be amended, terminated, modified or otherwise revised, other than with respect to the nondiscrimination rules and benefits protected under Sections 401(a)(4) and 411(d), respectively, of the Code, on and after the Closing Date, without further material liability to Parent, Merger Sub, any Affiliate of Parent, or Bank.
(f) All contributions, premiums and benefit payments under or in connection with the Benefit Arrangements that are required to have been made in accordance with the terms of the Benefit Arrangements or Applicable Law for any period through the Closing Date have been timely made or properly accrued, except to any extent any failure to make any such contributions, premiums or benefit payments would not be material.
(g) Except as listed on Bank Schedule 5.16(g), none of Bank or any of its ERISA Affiliates is obligated under any Benefit Arrangement or otherwise to pay or provide any separation, severance, termination or similar benefit, unemployment compensation, or withdrawal liability, or accelerate the time of payment, funding, or vesting or increase the amount of compensation or benefits due to any employee, director, independent contractor or other service provider of Bank (whether current or former) or its beneficiaries as a result of any transaction contemplated by this Agreement or as a result of a change in control or ownership within the meaning of Section 280G of the Code (alone or in connection with any subsequent termination).
(h) Except as set forth in Bank Schedule 5.16(h):
(i) there are no collective bargaining agreements or any other agreement with a trade union or labor organization binding on the Bank or any of its contractors; none of the Employees of Bank is represented by a labor union, and, to the Knowledge of Bank, there is no, and since November 3, 2006, there has been no, (a) organizational effort currently being made or threatened by or on behalf of any labor organization or trade union to organize any employees of Bank, and (b) no demand for recognition of any Employees of Bank has been made by or on behalf of any labor organization or trade unions.
(ii) there are no strikes, work stoppages, work slowdowns or lockouts (collectively, “Labor Disputes”) with respect to any employees, and there have been no such Labor Disputes since November 3, 2006 pending or, to the Knowledge of Bank, contemplated or threatened against or involving Bank;
(iii) there are no legal proceedings pending or, to the Knowledge of Bank, threatened against or affecting Bank, relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters;
(iv) there are no unfair labor practice charges pending or, to the Knowledge of Bank, threatened against or affecting Bank, relating to the alleged violation of any, and the Bank are in compliance in all material respects with, Applicable Law pertaining to labor relations or employment matters; and
(v) the Bank has paid or made provision for payment of all salaries, wages, and vacation pay accrued through the Closing Date and no employee or former employee of the Bank is owed any form of compensation or benefits.
(i) Bank Schedule 5.16(i) contains a complete and accurate list of the names of each employee of Bank (“Bank Employee”) as of the date hereof. Bank has delivered to Parent the following information with respect to each Bank Employee: (i) date of hire, (ii) job title or position held, (iii) base salary or current wages or remuneration, (iv) employment status (i.e., active or on leave or disability and full-time or part-time) and (v) vacation and sick pay entitlement.
(j) There has been no mass layoff or plant closing as defined in the WARN Act or any similar state or local “plant closing” Applicable Law with respect to the employees of Bank.
5.17 Certain Contracts
(a) Except as disclosed on Bank Schedule 5.17(a) and other than (1) the Real Property Leases, which are required to be listed under Bank Schedule 5.21(a); (2) any Benefit Arrangements of Bank, which are required to be listed under Bank Schedule 5.16(a); (3) the Bank’s insurance polices, which are required to be listed under Bank Schedule 5.20(a); (4) any Risk Asset Documents; and (5) Contracts evidencing or memorializing deposits or other liabilities reflected on Bank Financial Statements or reflecting Contingent Risk Liabilities, Bank is not a party to, and neither receives nor is obligated to pay benefits under:
(i) any Contract relating to the borrowing of money by Bank or the guarantee by Bank of any obligation of any third party (other than acceptance or endorsement of checks, drafts and other commercial paper in the ordinary course of business consistent with past practice);

(ii) data processing, item processing or ATM Contracts;
(iii) any Contract involving mortgages, deeds of trust, security agreements or suretyships involving Liens on any Bank property, other than Permitted Liens;
(iv) any Contract pursuant to which Bank is obligated to indemnify any current or former director, officer, employee or agent of Bank (other than as provided in Bank’s Bylaws or as otherwise required under Nevada law);
(v) any collective bargaining agreement;
(vi) any Contract which requires the payment by Bank of more than $50,000 annually or which cannot be terminated without penalty upon notice of thirty (30) days or less;
(vii) any Contract that involves a payment or series of payments of more than $100,000 individually or in the aggregate from or to Bank;
(viii) any Contract containing covenants which limit the ability of Bank to compete in any line of business or with any Person or which involves any restrictions on the geographical area in which, or method by which, Bank may carry on its respective business (other than as may required by Applicable Law or any applicable regulatory authority);
(ix) any Contract related to indebtedness for borrowed money for an amount in excess of $50,000 where Bank is the borrower or obligor;
(x) any license, sublicense, services, technology or other agreement (i) pursuant to which any third party is authorized to use or provide services related to any Bank Owned IP or (ii) pursuant to which Bank is authorized to use any Intellectual Property of any third party (other than “off the shelf” software commercially available for a license fee of $10,000 or less) (together, “IP Contracts”);
(xi) any Contract for the future disposition or acquisition of any assets or properties, other than in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions and not involving assets that are material to Bank;
(xii) any Contract for any merger or other business combination;
(xiii) any Contract concerning confidentiality or non-solicitation obligations; or
(xiv) any outstanding offer, agreement, commitment or obligation to enter into any Contract or arrangement of the nature described in subsections (i) through (xii) of this Section 5.17(a).

(b) Bank has delivered or made available to Parent in the Data Room true, complete and correct copies of each Contract listed on Bank Schedule 5.17(a). Except as set forth on Bank Schedule 5.17(b), (i) each Contract listed on Bank Schedule 5.17(a) is valid and binding on Bank and, to the Knowledge of Bank, on the other parties thereto, in each case, subject to the Bankruptcy and Equity Exceptions; and (ii) neither Bank nor, to the Knowledge of Bank, any other party, is in material default under any such Contract, and no event has occurred which constitutes, or with the lapse of time, the giving of notice or both could constitute, a material default by Bank or, to the Knowledge of Bank, a material default by any other party under such Contract.
5.18 Absence of Changes.
(a) Except as set forth on Bank Schedule 5.18 since September 30, 2009 through the date of this Agreement there has not been:
(i) Any (A) increase (other than those in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions) in the wages, salaries, compensation, pension or other benefits payable or to become payable by Bank to any Bank Employees or agents, (B) bonus, incentive compensation, service award or like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any Bank Employee or agent, (C) any new employment, severance or change of control agreement to which Bank is a party, or (D) any adoption of or material amendment to, or material modification of, any Benefit Arrangement except as required by the terms or such plan or Applicable Law.
(ii) Any issuance of or Contract to issue any shares of Bank Common Stock or other Rights, other than the issuance of any shares of Bank Common Stock upon the exercise of any outstanding Rights issued by Bank and set forth in Bank Schedule 5.1;
(iii) Any discharge or satisfaction of any Lien other than (i) a Permitted Lien or (ii) in the ordinary course of business consistent with past practice;
(iv) Any payment of any obligation or liability by Bank other than payments made in the ordinary course of business consistent with past practice;
(v) Any mortgage, pledge or subjection to Lien (other than a Permitted Lien) of any of Bank’s assets, real or personal, tangible or intangible, other than in the ordinary course of business consistent with past practice;
(vi) The sale or transfer of any of Bank’s material tangible assets (other than collateral foreclosed on by the Bank in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions), or the cancellation or release of any debts or claims owing to Bank, other than the cancellation or release of any such debts or claims with respect to any Risk Assets in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions;

(vii) Entry by Bank into any material transaction other than in the ordinary course of business consistent with past practice; or
(viii) The sale, assignment, transfer or encumbrance by Bank of any trademarks, trade names or other intangible assets.
(b) Except as set forth on Bank Schedule 5.18 or disclosed in the Bank Financial Statements, since December 31, 2008 through the date of this Agreement there has not been a Material Adverse Effect on Bank.
5.19 Brokers And Finders. Except as set forth on Bank Schedule 5.19, none of Bank or any of the directors, officers or employees of Bank has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.
5.20 Insurance. Bank Schedule 5.20(a) lists Bank’s insurance policies and binders of insurance and the amounts and types of insurance coverage available thereunder as of the Balance Sheet Date. Except as set forth in Bank Schedule 5.20(b), all such policies of insurance (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are adequate for the business conducted by Bank in respect of amounts, types and risks insured (other than the risk of terrorist attacks); and (iii) will remain in full force and effect through and after the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. Except as set forth in Bank Schedule 5.20(b), (a) there is no claim by Bank or any of its Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Bank has a reason to believe will be denied or disputed by the underwriters of such policies or bonds; and (b) there is no pending claim that would reasonably be expected to exceed the policy limits. Except as set forth in Bank Schedule 5.20(b), (i) all premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and Bank and its Affiliates are otherwise in material compliance with the terms of such policies and bonds; (ii) Bank has no Knowledge of a threatened termination of, or material premium increase with respect to, any of such policies; and (iii) none of Bank or any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.
5.21 Real and Tangible Properties.
(a) As of the date of this Agreement, Bank does not own any real properties. If, after the date hereof and prior to Closing, Bank acquires any Other Real Estate Owned, then Bank will deliver to Parent a Bank Schedule 5.21(a) listing such other Real Property acquired by Bank.
(b) Bank is the lessee under the real estate leases described in Bank Schedule 5.21(b) (the premises leased to Bank thereunder are referred to herein individually and collectively, as the context may require, as the “Leased Premises”) free and clear of all Liens, other than any applicable Permitted Liens. Except as set forth in Bank Schedule 5.21(b), Bank does not lease any real property.

(c) Bank Schedule 5.21(c) sets forth a true, correct and complete description of the following: (i) the leases pursuant to which the Leased Premises are leased to Bank (the “Real Property Leases”), including all amendments, modifications, supplements, renewals, extensions, guarantees and other material documents and agreements with respect thereto) and (ii) the lessor of the Leased Premises. Bank has delivered or made available to Parent in the Data Room a true and complete copy of each Real Property Lease (including all amendments, modifications, supplements, renewals, extensions, guarantees and other material documents and agreements with respect thereto) and all material notices delivered or received by Bank relating thereto. Except as disclosed in Bank Schedule 5.21(c): (A) each Real Property Lease is valid, binding and in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions and subject to such matters affecting the enforceability thereof as may arise under Applicable Laws, and has not been modified, amended, nor any provision thereof waived rights of Bank and constitutes the entire agreement between the lessor and lessee with respect to the Leased Premises so demised; (B) neither Bank nor, to the Knowledge of Bank, any other party thereto, is or is alleged to be in material violation of or in material default in respect of, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation of or material default under, any Real Property Lease; and (C) none of the parties to any Real Property Lease has given notice of termination of, or of its intention to amend or to the Knowledge of Bank is seeking to terminate or amend in any material respect, any Real Property Lease.
(d) Subject to the terms of the Real Estate Leases, except as disclosed in Bank Schedule 5.21(d), Bank has not entered into a Contract, option or right of first refusal for the sale, transfer, lease, sublease, assignment or other disposition of the Leased Premises or any portion thereof.
(e) To the Knowledge of Bank, except as disclosed in Bank Schedule 5.21(e)(i), there are no outstanding material requirements from the lessor under any Real Property Lease requiring any repairs or work to be done with respect to the improvements constituting a part of the Leased Premises (collectively, the “Improvements”) or pertaining to the maintenance of such property in order to comply with such Real Property Lease if such requirements would cost, in the aggregate, in excess of $5,000 with respect to any individual Leased Premises or $15,000 in the aggregate with respect to all Leased Premises. Except as disclosed in Bank Schedule 5.21(e)(ii), Bank has not received any notice of any actual or threatened liability or obligation arising under any Applicable Law applicable to the Leased Premises.
(f) Bank has title, free and clear of all Liens, to all of the personal tangible properties reflected on the statement of financial condition of Bank as of December 31, 2008 included in the Bank Financial Statements or acquired after such date, except for (i) Permitted Liens, (ii) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or FHLB, (iii) as reflected on the notes to the statement of financial condition of Bank as of December 31, 2008 included in the Bank Financial Statements, and (iv) as disclosed on Bank Schedule 5.21(f).
5.22 Books And Records. The minute books of Bank have been kept in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions and are complete in all material respects to corporate action taken by the Bank Stockholders and the Bank Board (and committees thereof), and are in compliance in all material respects with all Applicable Laws. Except for minutes reflecting any discussion by Bank Board (or any committee thereof) relating to the transactions contemplated hereunder, Bank has delivered or made available to Parent in the Data Room true and complete copies of minutes of all meetings and all written consents of Bank Stockholders and of Bank Board (and any committees thereof) (but without attachments to the minutes) and has made available for inspection at the Bank’s offices all of the attachments referenced in such minutes
5.23 Condition of Tangible Assets. Except as set forth on Bank Schedule 5.23:
(a) there is no material asset used by Bank in the conduct of its business which is not either owned by Bank or leased to Bank under appropriate licenses or leases;
(b) Bank has good and valid title to, or, in the case of the Leased Premises and leased tangible properties and assets, valid leasehold interests in, all of its material properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except Permitted Liens and as reflected in the Bank Financial Statements; and
(c) all such assets owned or used by Bank are, and on the Closing Date will be, (i) adequate for the conduct of the Bank Business as currently conducted in all material respects and (ii) reasonably fit and suitable for the uses and purposes for which they were intended and in good operating condition subject to normal wear and tear and maintenance requirements, except where such failure would not materially impair the operation of Bank as presently conducted.
5.24 Location And Conduct Of Business. Bank conducts all the customer operations of the Bank Business at the Bank Offices set forth on Bank Schedule 5.24 and at no other locations.
5.25 Intellectual Property.
(a) Bank Schedule 5.25(a) contains a true, correct and complete listing or description of all Bank Owned IP that is registered, or for which an application for registration is pending with any Governmental Entity or other registrar in the name of Bank (“Registered Bank Owned IP”). Bank owns, or has the right to use pursuant to a valid and enforceable license, sublicense or similar agreement, all Bank IP, in each case, free and clear of Liens (except for any Permitted Liens). With respect to Registered Bank Owned IP, the registrations for such Registered Bank Owned IP are valid, subsisting, enforceable and in full force and effect. The Bank has not received any third party claim contesting the validity, enforceability, use or ownership of any of the Bank IP.
(b) Except as disclosed in Bank Schedule 5.25(b)(i), Bank is not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any IP Contracts. All IP Contracts are in full force and effect and are enforceable by Bank in accordance with their respective terms subject to Bankruptcy and Equity Exceptions. The consummation of the transactions contemplated hereby will not result in any loss or impairment of Bank’s rights to own or use any Bank IP, nor will such consummation require the consent of any third party in respect of the Bank IP, except as otherwise set forth on Bank Schedule 5.25(b)(ii).
(c) Except as disclosed in Bank Schedule 5.25(c), (i) neither the Bank Business as conducted by Bank at the Closing Date nor any Bank Owned IP infringes, misappropriates, violates or conflicts with a third party’s Intellectual Property, and Bank has not received notice claiming otherwise, and there are no facts or circumstances that would reasonably be anticipated to result in any such claim; (ii) to the Knowledge of Bank, no third party is infringing, misappropriating or violating any Bank IP; (iii) there is not, and has not been, any claim, suit, action or proceeding, pending or threatened, (A) against Bank asserting that Bank’s use of any Bank IP infringes, misappropriates or violates any third party Intellectual Property or (B) against any third party asserting that such third party is infringing, misappropriating or misusing any Bank IP.
(d) Bank has taken commercially reasonable measures to protect (i) the proprietary nature of the Bank Owned IP and (ii) the confidential nature of personally identifiable information in Bank’s possession, including by using commercially reasonable efforts to provide for the signing by all employees and all third parties with access to confidential information, including all personally identifiable information of valid and binding nondisclosure agreements. Bank’s practices are in compliance with and have complied with, in each case in all material respects, all privacy policies and Applicable Laws governing the collection and storage of personally identifiable information. Bank has procured valid and binding written agreements containing assignment and/or work for hire provisions from all parties who contributed to the creation of Bank Owned IP. To the Knowledge of the Bank, no employee or third party has any interest in or claim to any Bank Owned IP. Bank has implemented commercially reasonable practices designed to protect its physical and electronic information and assets from unauthorized disclosure, use or modification.
5.26 Insider Transactions. Except as set forth on Bank Schedule 5.26, no Insider of Bank or Affiliate of any Insider of Bank is currently a party to any Contract with Bank, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to any Insider of Bank or Affiliate of any Insider of Bank. Furthermore, except as expressly set forth in Bank Schedule 5.26 attached hereto, no Insider of Bank or Affiliate of any Insider of Bank has, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of Bank or any of its subsidiaries. Except as set forth on Bank Schedule 5.26, there are no outstanding notes or accounts receivable from or advances to, any Insider of Bank or Affiliate of any Insider of Bank. To the Knowledge of Bank, except as disclosed in Bank Schedule 5.26, neither Bank nor any of its directors, officers, employees or agents, have: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments from corporate funds to officials of any Governmental Entities; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of Bank; (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes.

5.27 Deposits; Deposit Summary
(a) All of the Deposits held by Bank (including the records and documentation pertaining to such Deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Bank and (ii) all Applicable Law, including anti-money laundering requirements. All of the Deposits held by Bank are insured to the maximum limit set by the FDIC and the FDIC premium and all assessments have been fully paid.
(b) Attached hereto as Bank Schedule 5.27(b) is a summary of the amounts and types of the Deposits held by Bank on the Balance Sheet Date and the weighted average interest rates being paid thereon as of such date (the “Deposit Summary”). The Deposit Summary was prepared by Bank from the books and records of Bank in the ordinary course of business consistent with past practice.
(c) Except as set forth on Bank Schedule 5.27(c), none of the Deposits held by Bank are of public and governmental funds as to which there is required security posted by Bank.
5.28 Approval Of Bank Stockholders. The Merger to be authorized must be approved by Bank Stockholders holding at least a majority of the Shares.
5.29 Adequacy of Capital. Except as disclosed in Bank Schedule 5.29, Bank’s risk-based capital and leverage capital are adequate and in compliance with the requirements of the FDIC’s capital maintenance requirements in 12 C.F.R. Part 325, Subpart A, including Appendices A (risk-based capital) and B (leverage capital), and Bank is considered well capitalized for purposes of the Prompt Corrective Action rules contained in 12 C.F.R. Part 325, Subpart B.
5.30 No Participation In TARP. Neither Bank nor any of its Affiliates participates in the U.S. Treasury Department’s Troubled Asset Relief Program, including the Capital Purchase Program.
5.31 No Excess Payments. Except as listed on Bank Schedule 5.31, none of Bank’s officers or directors would be entitled as a result of the Merger or any subsequent purchase of banking operations to compensation that would constitute excess parachute payments under Section 280G and 4999 of the Code.
5.32 No Other Representations Or Warranties. Except for the representations and warranties expressly contained in this Article 5, Bank makes no additional representations or warranties, expressed or implied, and Bank hereby disclaims any other representations or warranties, whether made by Bank or any of its officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Related Documents to which Bank is a party, or the transactions contemplated hereby or thereby (including, without limitation, any representation or warranty, expressed or implied, as to workmanship, financial performance, profitability, future performance, fitness for a particular purpose, or as to any projection, forecast or other forward-looking information provided or made available to Parent or its representatives), notwithstanding the delivery or disclosure, in writing or orally, to Parent, Merger Sub or their representatives of any documentation or other information.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to such exceptions as are disclosed in the disclosure schedules dated as of the date hereof and attached hereto (the “Parent Schedules”) corresponding to the applicable Section and subsection or clause of this Article 6 (or disclosed in any other Parent Schedule, provided, that it is reasonably clear on its face, upon a reading of the disclosure that such disclosure is responsive to such other Section, subsection or clause of this Article 6), Parent and Merger Sub hereby jointly and severally make the following representations and warranties to Bank as of the date hereof and as of the Closing Date. The inclusion of an item in the Parent Schedules shall not be deemed an admission by Parent that such item represents a material fact, event, or circumstance or would or is likely to result in a Material Adverse Effect on Parent.
6.1 Organization, Standing And Authority Of Parent And Merger Sub; Charter Documents and Bylaws. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Nevada, respectively, with the corporate power and authority, and all required permits, licenses, approvals and qualifications, to own or lease all of its properties and assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not be reasonably expected to prevent or hinder the consummation of the Merger. Each of Parent and Merger Sub has heretofore delivered or will make available to Bank true and complete copies of the Articles of Incorporation and Bylaws of Parent and Merger Sub, as the case may be, each as amended and as in effect as of the date hereof.
6.2 Legal Authority, Binding Effect, Ownership. Each of Parent and Merger Sub has all requisite corporate power and authority (i) to enter into this Agreement and each Related Document to be executed and delivered by Merger Sub and Parent, as the case may be (subject to receipt of all necessary approvals from Governmental Entities), and (ii) to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject to receipt of all necessary approvals from Governmental Entities). The execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered to Bank by Merger Sub and Parent pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub and Parent. This Agreement has been duly and validly executed and delivered by Merger Sub and Parent, and, assuming due authorization, execution and delivery by Bank, constitutes a legal, valid and binding obligation of Merger Sub and Parent which is enforceable against Merger Sub and Parent in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exceptions.

6.3 No Violation, Conflict, Etc. Except as disclosed on Parent Schedule 6.3, none of (i) the execution and delivery of this Agreement or any Related Document to be executed and delivered to Bank by Merger Sub and Parent, (ii) the consummation of the transactions contemplated hereby or thereby or (iii) compliance by each of Parent and Merger Sub with any of the provisions hereof or thereof in any case does or will (A) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of each of Parent and Merger Sub, (B) violate, conflict with or result in a material breach of any term, condition or provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or asset of Parent and Merger Sub pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material contract, instrument or obligation to which each of Parent and Merger Sub is a party, or to which any of its properties or assets is subject, or (C) subject to receipt of all Regulatory Approvals, does or will constitute a violation of any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Parent and Merger Sub.
6.4 Regulatory Approvals. Except for (a) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators and any other Governmental Entity set forth on Parent Schedule 6.4 (the “Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the Related Documents and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby.
6.5 Brokers And Finders. Except as set forth in Parent Schedule 6.5, neither Parent nor Merger Sub nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.
6.6 Investment Intent. Parent is acquiring the Shares for its own account and not with the view toward distribution within the meaning of Section 2(a)(11) of the Securities Act other than in compliance with all Applicable Laws, including United States federal securities laws.
6.7 Non-Reliance. Parent acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by Bank or any Person acting on Bank’s behalf) other than those expressly set out in this Agreement and Related Documents and that it will not have any right or remedy rising out of any representation, warranties or other statements not expressly set out in this Agreement or the Related Documents.
6.8 Capital Structure and Status.
(a) As of the date of this Agreement:

(i) the authorized share capital of Parent consists of 100,000,000 shares of Parent Common Stock and 100,000 shares of preferred stock of Parent, which 10,959,169 shares of Parent Common Stock were issued and outstanding,
(ii) there were outstanding warrants for the purchase of up to 48,067,758 shares of Parent Common Stock,
(iii) the authorized capital stock of Merger Sub consisted of 1,000 shares of Merger’s Sub’s common stock, par value $0.10, of which 100 shares were issued and outstanding,
(iv) except as set forth in the Parent SEC Reports, there is no material action, suit, claim or proceeding instituted or pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub or against any of their respective assets, interests or rights which either (1) if adversely determined, would prevent or hinder the consummation of the transactions contemplated by this Agreement or (2) is of the nature required to be disclosed in a filing pursuant to the Exchange Act,
(v) except as set forth in the Parent SEC Reports, neither Parent or Merger Sub has any material debts, liabilities, demands or obligations of the nature required to be disclosed (x) in a balance sheet in accordance with GAAP (whether known or unknown, accrued or fixed, absolute or contingent, determined or undetermined, or as a guarantor or otherwise) and (y) in a filing pursuant to the Exchange Act,
(vi) except as set forth in the Parent SEC Reports, neither Parent nor Merger Sub is in material violation with respect to any Applicable Law which violation (A) is of the nature required to be disclosed in a filing pursuant to the Exchange Act or (B) would reasonably be expected to materially impair the validity or consummation of this Agreement or the transactions contemplated hereby,
(vii) except as set forth in the Parent SEC Reports, neither Parent nor Merger Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and holding companies thereof) nor have either of them received a written communication requesting that it enter into any of the foregoing,
(viii) except as set forth in the Parent SEC Reports, all outstanding shares of Parent Common Stock and the Merger Sub’s common stock (1) have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights or similar rights created by statute, Parent’s or Merger Sub’s Articles of Incorporation, the Bylaws of Parent or Merger Sub or any Contract to which Parent or Merger Sub, any of Parent’s or Merger Sub’s stockholders is a party and (2) have been offered, sold, issued and delivered by Parent and Merger Sub in all material respects in compliance with all Applicable Laws, and
(ix) except as set forth in the Parent SEC Reports, no Rights are authorized, issued or outstanding with respect to the capital stock of Parent or Merger Sub and there are no agreements, understandings or commitments relating to the rights or obligations of any stockholder of Parent or Merger Sub to vote or to dispose of such capital stock or the right or obligations of Parent or Merger Sub to issue any Rights.
6.9 SEC Filings; Financial Statements
(a) Parent has filed all forms, reports, certifications and documents required to be filed by it pursuant to the Securities Act or the Exchange Act with the SEC (collectively, together with all exhibits thereto, the “Parent SEC Reports”). The Parent SEC Reports (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) Except with respect to any financial information relating to Bank, Capitol Bancorp Limited, 1st Commerce Bank, Colonial BankGroup, Inc., Colonial Bank (including any financial information or statements related to the carve-out financials of the Nevada operations of Colonial Bank), the consolidated financial statements of Parent (including, in each case, the related notes thereto) contained in the Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount and such statements do not contain notes required by GAAP.
6.10 Parent Common Stock. The shares of Parent Common Stock to be issued to the Former Stockholders as part of the Base Merger Consideration and Contingent Merger Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights, and will be free of any liens or encumbrances. At the Closing, Parent shall have sufficient authorized but unissued shares of Parent Common Stock to consummate the Merger.
6.11 No Other Representations Or Warranties. Except for the representations and warranties expressly contained in this Article 6, neither Parent nor Merger Sub makes any additional representations or warranties, expressed or implied, and Parent and Merger Sub hereby disclaim any other representations or warranties, whether made by Parent, Merger Sub or any of its officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Related Documents to which Parent or Merger Sub is a party, or the transactions contemplated hereby or thereby (including, without limitation, any representation or warranty, expressed or implied, as to workmanship, financial performance, profitability, future performance, fitness for a particular purpose, or as to any projection, forecast or other forward-looking information provided or made available to Bank or its representatives), notwithstanding the delivery or disclosure, in writing or orally, to Bank or its representatives of any documentation or other information.

ARTICLE 7
COVENANTS OF BANK
7.1 Conduct Of Business.
(a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), Bank will use its commercially reasonable best efforts to (i) operate its business only in the regular and ordinary course of business consistent with past practices (except as otherwise expressly contemplated by this Agreement) and in compliance with all Applicable Law and (ii) preserve intact in all material respects its business organization and assets and maintain its rights and franchises. Bank shall not take any action that would (A) adversely affect the ability of Bank to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (B) adversely affect Bank’s ability to perform its covenants and agreements under this Agreement. Without limiting the foregoing, Bank will perform in a prompt and timely manner, in accordance with its ordinary course of business consistent with past practice or existing business plans, all of its obligations with respect to the Bank Business.
(b) Negative Covenants. From the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Parent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Bank shall not:
(i) except in the ordinary course of business consistent with past practice, sell, transfer, license or otherwise dispose of or discontinue any of its material assets, business or properties or permit or allow any of its material assets or properties to be subjected to any Lien, other than Permitted Liens;
(ii) (A) issue any capital stock or other securities of Bank or make any change in the issued and outstanding capital stock or securities of Bank; (B) issue or grant any Rights of any character relating to the authorized or issued capital stock of Bank, or any securities convertible into shares of such stock or such Rights; or (C) declare, make or pay any cash dividends or distributions to the holders of its capital stock; provided, however, that nothing in this Section 7.1(b)(ii) shall restrict Bank from issuing any capital stock or securities of Bank on account of the exercise of any Rights issued by Bank by the holder of such Rights;
(iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of Bank’s capital stock;
(iv) approve any capital expenditure, individually or in the aggregate, in excess of $100,000;

(v) rollover, refinance, renew, cancel, release or otherwise modify any Loan with an outstanding principal balance of $1 million or more, which is classified by the Bank as “doubtful” or “substandard,” without approval of the Board of Directors or a Committee of the Board of Directors of the Bank;
(vi) fail to maintain insurance coverage under insurance policies at presently existing levels so long as such insurance is available at current rates or commercially reasonable rates;
(vii) change, amend or waive any provisions of Bank’s Articles of Incorporation or Bylaws;
(viii) other than as required by Applicable Law, (A) grant base salary, base wage or discretionary incentive compensation increases for any current employee, except in the ordinary course of business consistent with past practice; provided, however, that any such base salary, base wage or discretionary incentive compensation increase shall not exceed 4% of any such employee’s base salary, base wage or discretionary incentive compensation from the previous year; provided, further, that, except as authorized herein or as obligated by Contract, no salary or wage increases shall be granted to any current employee that is a party to any employment, retention, change in control or similar agreement with Bank; (B) forgive any Loans to Insiders; (C) enter into any employment, change of control or severance agreement with, or, except as required by Applicable Law, establish, adopt, enter into, or amend, any Benefit Arrangement for the benefit of, any current or former employee, director, officer or employee of Bank; (D) exercise any discretion to accelerate the vesting or payment of any compensation of benefit, or take any action to fund the payment of any benefit, under any Benefit Arrangement, except as may be contemplated by this Agreement or required by Applicable Law or (E) grant any new awards under any Benefit Arrangements or otherwise;
(ix) terminate or transfer any Employees or hire any additional Employees, except such termination, transfers or hiring that arise in the ordinary course of business consistent with past practice; provided that prior to terminating or hiring any executive personnel, Bank shall consult with Parent;
(x) except in the ordinary course of business consistent with past practice, acquire any collateralized mortgage obligations or other securities, incur any liabilities or obligations for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than Deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase, in each case, in the ordinary course of business consistent with past practice);
(xi) cancel or release any debts or claims owing to Bank, other than the cancellation of release of any such debts or claims with respect to any Risk Assets in the ordinary course of business consistent with past practices.

(xii) incur any liabilities with respect to Brokered Deposits or extend or renew the term of any Brokered Deposit, provided, however, that Bank may extend or renew the term of any Brokered Deposit for a period not to exceed three (3) months if such Brokered Deposit matures or expires prior to the Closing;
(xiii) open any branch or take any action to open a new branch, modify or assign any real property lease, enter into any new real property lease or otherwise acquire any interest in real property other than Other Real Estate Owned;
(xiv) merge into, consolidate with, affiliate with, or be purchased or acquired by (assets or capital stock), any other Person, or permit any other to be merged, consolidated or affiliated with it or be purchased or acquired by it, or except to realize upon collateral in the ordinary course of its business consistent with customary and prudent practices for similarly situated financial institutions, acquire a significant potion of the assets of any other Person, or sell a significant portion of its assets;
(xv) settle any material action, claim or proceeding filed or otherwise instituted against it except in the ordinary course of business;
(xvi) make any change in its accounting, credit risk or interest rate risk methods or practices, except changes as may be required by GAAP or by regulatory requirements;
(xvii) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any tax closing agreement, settle any claim for Taxes or assessments relating to Bank, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim for Taxes or assessments relating to Bank, if, in each such case, such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would increase the liability for Taxes of Bank for any period after the date of Closing;
(xviii) (A) grant any Loan to any Insider of Bank or any Affiliate of any Insider of Bank or (B) enter into any transaction (other than the grant of Loans) with any Insider of Bank or any Affiliate of any Insider of Bank, in each case, other than in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions and on terms no less favorable than could be negotiated on an arm’s length basis;
(xix) take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the Parties to obtain any Regulatory Approval required for the transactions contemplated by this Agreement or the ability of Bank to perform its covenants and agreements under this Agreement;
(xx) accept any Brokered Deposits;

(xxi) take or fail to take any action to cause the termination of Bank’s FDIC deposit insurance;
(xxii) incur any indebtedness for borrowed money in excess of $50,000, including, without limitation, any draw-down by Bank on its line of credit with FHLB, except in the ordinary course of business consistent with customary practices for similarly situated financial institutions;
(xxiii) take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(xxiv) agree to take any of the actions specified in this Section 7.1(b), except as contemplated by this Agreement.
7.2 Current Information. During the period from the date of this Agreement to the Effective Time, Bank will and will cause its Representatives to confer with Representatives of Parent and report the general status of Bank’s ongoing operations (including credit quality and related issues), customer communications, employee matters and other issues relating to Bank and the transactions contemplated hereby to the extent permitted by Applicable Law, as (and in such detail) Parent may reasonably request on reasonable advance notice during normal business hours. Bank shall promptly notify Parent of any material and adverse change in the normal course of its business or in the operation of its properties and, to the extent permitted by Applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Bank. Bank shall provide to Parent reports regarding the Loans and Deposits as reasonably requested by Parent, as well as asset quality reports as reasonably requested by Parent, in each case, no more frequently than monthly, including but not limited to watch Loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures. Bank shall also provide Parent with such information with respect to such events as Parent may reasonably request from time to time. As soon as submitted to the applicable federal banking agency, Bank will deliver to Parent each of Bank’s quarterly Reports of Condition and Income, including all schedules thereto.
7.3 Advise of Changes; Updated Schedules.
(a) Bank shall promptly notify Parent of any change or event (i) that has had or would reasonably be expected to have a Material Adverse Effect on Bank since the Balance Sheet Date, (ii) which it believes constitutes a breach of any of its or Bank’s representations, warranties or covenants contained herein, or (iii) which it believes would or would be reasonably likely to cause any of the conditions set forth in Section 10.2 not being satisfied; provided, that a breach of this Section shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Section 10.2(a) and 10.2(b), or give rise to a right of termination under Article 11, if the underlying breach or breaches with respect to which Bank failed to give notice would not result in the failure of the closing conditions set forth in Section 10.2 to be satisfied.

(b) Bank may supplement or amend any Bank Schedules as of the Closing with respect to any matter arising after the date of this Agreement that is not in existence on the date of this Agreement and that, if existing or occurring on or prior to the date of this Agreement, would have (i) been required to be set forth or described in such Bank Schedules or (ii) without such supplement or amendment, rendered inaccurate any representation or warranty made by Bank in this Agreement. Bank shall deliver substantially complete drafts of such supplemented and amended Bank Schedules not earlier than fifteen (15) Business Days or later than ten (10) Business Days prior to the Closing Date, and shall deliver any such supplemented and amended Bank Schedules in final form as of the Closing, and (if required) the Closing shall be extended (but by no more than two (2) Business Days) to provide Parent with a reasonable amount of time to review the supplemented and amended Bank Schedules. Such supplemental and/or amended Bank Schedules shall not qualify or cure any breach of or inaccuracy in, any representation or warranty in this Agreement made by Bank on or as of the date hereof, but, solely with respect to matters arising after the date of this Agreement shall qualify, and cure any breach of or inaccuracy in, any representation or warranty in this Agreement (or any certificate furnished to Parent hereunder) made on or as of the Closing Date. If, in any supplement or amendment of the Disclosure Schedules delivered pursuant to this Section 7.3(b), Bank discloses an event, change or circumstance that by itself, or together with other events, changes or circumstances, constitutes or has had a Material Adverse Effect on Bank since the Balance Sheet Date, Parent shall have the right to terminate this Agreement as provided in Section 11.1(f); provided however, that if Parent does not terminate this Agreement within the timeframe set forth in Section 11.1(f), then (i) Parent will be deemed to have accepted such supplement or amendment to the Bank Schedules; (ii) the event, change or circumstance so disclosed in such supplement or amendment shall not be deemed to constitute a Material Adverse Effect for the purposes of Section 10.2(e) or serve as the basis for termination pursuant to Section 11.1(f); and (iii) the supplements or amendments delivered pursuant to this Section 7.3 shall be taken into account and given effect to determine the accuracy of the representation and warranties to which they relate for all purposes and shall not provide the basis for any claim of breach of a representation or warranty unless and to the extent that the representation or warranty as modified by such supplemented or amended Bank Schedules is inaccurate as of the Closing Date.
7.4 Commercially Reasonable Best Efforts. Subject to the terms and conditions herein provided, Bank agrees to use commercially reasonable best efforts to secure all corporate consents required to be obtained in order to consummate the Merger, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
7.5 Third-Party Consents. Bank shall use commercially reasonable best efforts to secure all non-governmental consents and approvals from third parties with respect to those material contracts to which Bank is a party and which are listed on Bank Schedule 7.5 (the “Bank Consents”), and Parent shall fully cooperate in order to obtain such consents. Bank shall provide copies of such consents to Parent upon Parent’s request.
7.6 Access To And Retention Of Books And Records.

(a) Upon execution of this Agreement, Bank shall cause each of its officers, directors, and employees to provide Parent and its representatives, accountants and counsel reasonable access during normal business hours to the Leased Premises, Real Property, Bank Offices, employees, depository records, loan files, Bank Financial Statements and all other documents and other information concerning Bank as Parent may reasonably request. Bank shall provide Parent reasonable assistance in its investigation relating to the Real Property and Bank Offices; provided, that Parent’s investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Bank’s normal operations, customers and employee relations; provided, further, that Parent shall not communicate with any employee of Bank (other than John S. Gaynor, Richard Deglman, William Martin or Patricia Ochal), or any customer of Bank with respect to the transactions contemplated by this Agreement or with respect to any business or affairs of the Bank without the prior consent of Bank. Bank shall and shall use its commercially reasonable best efforts to cause its auditors, Grant Thornton LLP, to (a) continue to provide Parent and its advisors access to all of Bank’s information used in the preparation of the Bank Financial Statements and (b) cooperate with any reviews performed by Parent or its advisors of any such financial statements or information.
(b) In the event any information that is subject to privilege based upon attorney work product or confidential attorney-client communication (“Privileged Information”) should come into the possession of or is otherwise disclosed to Parent, Parent agrees that (i) such disclosure was inadvertent and is not a waiver of any privilege by Bank; (ii) subject to Applicable Law, Parent will not share such Privileged Information with any Governmental Entity or third party; and (iii) Parent will promptly return to Bank any document containing Privileged Information whenever found or at the request of Bank.
7.7 Communications; Notices; Etc. Subject to regulatory restrictions after the Final Approval Date and prior to the Closing Date, on a date which is mutually agreeable to Parent and Bank, Bank shall send statements (or, in the event the parties shall mutually agree, the parties shall send a joint statement) to Bank’s customers announcing the transactions contemplated hereby.
7.8 Bank Stockholders Approval; Bank Board Recommendations
(a) Bank, acting through the Bank Board, shall take all actions in accordance with Nevada Law, the Articles of Incorporation and Bylaws of Bank and all other Applicable Laws to mail the Bank Proxy Statement or Bank Information Statement and duly call and give notice of as promptly as practicable (but in no event more than ten (10) Business Days after the Registration Statement shall have become effective) and to convene and hold, as promptly as practicable thereafter, a meeting of the Bank Stockholders, or otherwise solicit written consents of the Bank Stockholders, to obtain the Bank Stockholder Approval.
(b) Subject to the provisions of Section 7.9 hereof, the Bank Board shall recommend that the Bank Stockholders adopt and approve this Agreement (the “Bank Board Recommendation”) and Bank shall include such Board Recommendation in the Bank Proxy Statement or Bank Information Statement.

(c) Except as otherwise permitted pursuant to Section 7.9(c) or except upon the termination of this Agreement pursuant to Article 11, neither Bank nor the Bank Board nor any committee thereof shall (A) (1) withdraw, modify or qualify, or propose to withdraw, modify or qualify, the approval or recommendation by the Bank Board or any such committee of this Agreement, the Merger or any of the transactions contemplated by this Agreement or (2) approve or recommend, or propose to approve or recommend, any Bank Takeover Proposal (either (1) or (2) being a “Change in Recommendation”) or (B) approve, or cause or permit Bank to enter into, any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an “Acquisition Agreement”) relating to any Bank Takeover Proposal.
7.9 Exclusivity; Superior Bank Proposal
(a) Bank shall, and shall cause all of its Affiliates and any of its or its Affiliates’ respective officers, directors, stockholders, agents or other representatives (including, without limitation, attorneys, accountants, consultants and financial advisors) (collectively, “Representatives”), to immediately cease all existing discussions or negotiations with any person or party other than Parent and its Representatives relating to any Bank Takeover Proposal and to demand the return of all confidential information delivered to any other party in connection therewith. Bank shall not, and shall not permit any of its Affiliates or any of its or its Affiliates’ Representatives, to, directly or indirectly: (i) solicit, initiate or encourage the submission of any Bank Takeover Proposal, (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person in connection with a Bank Takeover Proposal, (iii) provide any non-public information to any person or group in connection with a Bank Takeover Proposal or (iv) otherwise facilitate any effort or attempt by any person to initiate or pursue any of the foregoing. Bank shall promptly (and in any event within 48 hours) advise Parent orally and in writing of (i) any inquiries, proposals or offers regarding any actual or potential Bank Takeover Proposal, (ii) any request for nonpublic information relating to the Bank or (iii) any Bank Takeover Proposal. Bank shall keep Parent reasonably informed on a reasonably current basis of the status (including any material change to the terms thereof) of any Bank Takeover Proposal.
(b) Notwithstanding the provisions of this Section 7.9, if, at any time after the date hereof, Bank receives a bona fide unsolicited written Bank Takeover Proposal that did not result from a breach by Bank of this Section 7.9, and Bank otherwise has complied with this Section 7.9, the Bank Board determines in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation that it is required to do so in order to comply with its fiduciary duties and that such Bank Takeover Proposal is, or is reasonably likely to result in, a Superior Bank Proposal, Bank may, subject to providing prior written notice of its decision to take such action to Parent: (1) furnish information with respect to Bank to the person making such Bank Takeover Proposal pursuant to a confidentiality and standstill agreement, provided that all such information not previously provided to Parent is provided on a concurrent basis to Parent; and (2) participate in discussions or negotiations with the person making such Bank Takeover Proposal regarding such Bank Takeover Proposal.
(c) Notwithstanding the provisions of Section 7.8(b) or anything else herein, if, at any time after the date hereof (x) Bank receives a Superior Bank Proposal that did not result from a breach by Bank of Section 7.9 and (y) the Bank Board determines in good faith based on advice of outside counsel that, in light of such proposal, a failure to make a Change in Recommendation or terminate this Agreement in order to accept such Superior Bank Proposal would be inconsistent with the fiduciary obligations of the Bank Board under Applicable Laws, Bank may, (A) make a Change in Recommendation or (B) terminate this Agreement pursuant to Section 11.1(g), so long as (i) Bank has complied in all material respects with this Section 7.9 with respect to such proposal, (ii) the Bank Board shall have first provided a Superior Proposal Notice to Parent, (iii) either (x) within five (5) Business Days after receipt of such Superior Proposal Notice (the “Proposal Period”) Parent shall not have made a binding and irrevocable proposal for any adjustments to the terms and conditions of this Agreement or (y) the Bank Board shall have determined in good faith, after consultation with its financial advisor, that any such proposal by Parent during the Proposal Period does not cause the Superior Bank Proposal to cease to constitute a Superior Bank Proposal, and (iv) concurrently with and as a condition to such termination, the Bank Board causes Bank to accept such Superior Bank Proposal and enter into an Acquisition Agreement with respect thereto and to pay the termination fee pursuant to Section 11.2(b)(iv). Bank agrees that, during the Proposal Period, Bank and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement that are proposed by Parent as would enable the Bank Board to proceed without making a Change in Recommendation or terminate this Agreement.
(d) Nothing contained in this Agreement shall prohibit Bank or the Bank Board from (i) taking and disclosing to the Bank Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any legally required disclosure to the Bank Stockholders or taking any position with respect to the Merger if, in the good faith judgment of the Bank Board, based on advice of Bank’s outside legal advisors, failure to so take and/or disclose would be inconsistent with the directors’ fiduciary obligations to the Bank Stockholders under Applicable Law.
7.10 Cooperation in Parent SEC Filings. Bank shall provide as promptly as practicable to the other Parties such information concerning its business affairs and financial statements as may be required or appropriate for inclusion in the Proxy Statement and Registration Statement or in any amendments or supplements thereto, and shall cause its counsel to cooperate with the other Parties’ counsel in the preparation of the Proxy Statement and Registration Statement and shall request the cooperation of such Parties’ auditors in the preparation of the Proxy Statement and Registration Statement. Notwithstanding the foregoing, Bank will provide for inclusion in the Proxy Statement and Registration Statement: (i) information requested by Parent in accordance with the requirements of Regulation S-K, including, but not limited to, selected financial data, business, properties, legal proceedings, risk factors, affiliate transactions and Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Bank for the fiscal years ended December 31, 2007, 2008 and, to the extent required, 2009 and the nine month periods ended September 30, 2009 and September 30, 2008, (ii) financial statements of Bank for the fiscal years ended December 31, 2007, 2008 and, to the extent required, 2009 and the nine month periods ended September 30, 2009 and September 30, 2008 prepared in compliance with GAAP and with Regulation S-X, as if Bank were a reporting company with the SEC and (iii) all requisite financial information for pro forma financial statements in compliance with Article 10 of Regulation S-X as if Bank were a reporting company with the SEC, including, to the extent required by Regulation S-X, supplemental qualitative data regarding Bank as set forth in Article 9 of Regulation S-X and Industry Guide No. 3. The Bank Financial Statements will, to the extent required by Regulation S-X, be audited or reviewed by an independent auditor registered with the Public Company Accounting Oversight Board (“Bank Auditor”) and Bank will use its commercially reasonable best efforts to obtain Bank Auditor’s consent in accordance with SEC rules and regulations as promptly as practical upon request by Parent in advance of any filing of the Registration Statement or Proxy Statement.
7.11 Registration Statement and Proxy Statement. The information to be supplied by Bank, and to the Knowledge of Bank, by any Bank Stockholder for inclusion in the Proxy Statement and/or the Registration Statement, will not, as of the date it is first filed with the SEC and, with respect to any amendment thereof or supplement thereto, as of the date such amendment or supplement is first filed with the SEC, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make the statements made therein not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent’s Stockholders Meeting that has become false or misleading. If, at any time, any information is discovered or any event occurs with respect to Bank or to Bank Stockholders, or any change occurs with respect to such information included in the Proxy Statement and/or Registration Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement and/or Registration Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the provisions of Section 8.4(b) shall apply.
ARTICLE 8
COVENANTS OF PARENT AND MERGER SUB
8.1 Current Information. During the period from the date of this Agreement to the Effective Time, to the extent that such could affect the consummation of the transactions contemplated hereby, Parent will promptly notify Bank in writing, to the extent permitted by Applicable Law, of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of material litigation involving Parent, Merger Sub or any subsidiary of Parent that would be reasonably expected to adversely affect the transactions contemplated by this Agreement, and, to the extent permitted by Applicable Law, Parent will also provide Bank such information with respect to such events as Bank may reasonably request from time to time.
8.2 Commercially Reasonable Best Efforts. Subject to the terms and conditions herein, Parent agrees to use commercially reasonable best efforts to secure all corporate consents required to be obtained in order to consummate the Merger, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
8.3 Third-Party Consents. Parent shall use commercially reasonable best efforts to secure all non-governmental consents and approvals from third-parties with respect to those material contracts to which Parent or Merger Sub is a party and which are listed on Parent Schedule 8.3 (the “Parent Consents”), and Bank shall fully cooperate in order to obtain such consents. Parent shall provide copies of such consents to Bank upon Bank’s request.
8.4 Proxy Statement; Registration of Parent Shares
(a) Parent shall use its commercially reasonable best efforts to prepare and file with the SEC as soon as reasonably practical (i) a proxy statement to be sent to the Parent Stockholders relating to the Parent Stockholders’ Meeting and a proxy statement (the “Bank Proxy Statement”) or information statement (the “Bank Information Statement”) to be sent to the Bank Stockholders to solicit from the Bank Stockholders the Bank Stockholder Approval (such proxy statement and Bank Proxy Statement or Bank Information Statement, collectively and together with any amendments thereof or supplements thereto, the “Proxy Statement”); and (ii) a registration statement on Form S-4 (or such other or successor form as shall be appropriate) in which the Proxy Statement shall be included as a prospectus and pursuant to which the Parent Shares to be issued as part of the Base Merger Consideration and the Contingent Merger Consideration will be registered with the SEC (together with all amendments thereto, the “Registration Statement”). Parent shall use its commercially reasonable best efforts, and Bank shall cooperate with Parent, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent, Merger Sub and Bank shall provide as promptly as practicable to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and Registration Statement, or in any amendments or supplements thereto, and shall cause its counsel to cooperate with the other Parties’ counsel in the preparation of the Proxy Statement and Registration Statement and shall request the cooperation of such Parties’ auditors in the preparation of the Proxy Statement and Registration Statement. Parent shall notify Bank promptly upon the receipt of any comments by the SEC or its staff or any other government officials with respect to the Proxy Statement or Registration Statement and provide Bank with copies of any such comments. Parent shall provide Bank with a reasonable opportunity to review and comment on any response to an SEC comment, or any amendment or supplement on the Proxy Statement and Registration Statement prior to the filing thereof with the SEC. Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 8.4 to comply in all material respects with all Applicable Laws. As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Proxy Statement to the Parent Stockholders if required under Applicable Law.
(b) If, at any time prior to the Effective Time, any information is discovered or any event occurs with respect to Parent, Merger Sub or Bank, or any change occurs with respect to the other information included in the Proxy Statement or Registration Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (i) the Party learning of such information shall notify the other Parties promptly of such event, and Parent shall promptly file with the SEC any necessary amendment or supplement to the Proxy Statement or Registration Statement; and (ii) Parent and Bank shall (A) use reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable and (B) as required by Applicable Law, disseminate the information contained in such amendment or supplement to Bank Stockholders and the Parent Stockholders; provided, however, that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and Bank and providing Bank with a reasonable opportunity to review and comment on such amendment or supplement.
(c) The information to be supplied by Parent and Merger Sub for inclusion in each of the Proxy Statement and/or the Registration Statement, will not, as of the date it is first filed with the SEC and, with respect to any amendment thereof or supplement thereto, as of the date such amendment or supplement is first filed with the SEC, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make the statements made therein not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent’s Stockholders Meeting that has become false or misleading.
8.5 Meetings of Parent Stockholders; Parent Board Recommendations
(a) To the extent required under Applicable Law, Parent, acting through the Parent Board, shall take all actions in accordance with the DGCL, the certificate of incorporation or bylaws or similar governing documents of Parent and all other Applicable Laws to promptly and duly call, give notice of, convene and hold, as promptly as practicable after the Registration Statement shall have become effective, the Parent Stockholders’ Meeting for the purpose of considering and voting upon the issuance of shares of Parent Common Stock in consideration for the Merger pursuant to this Agreement, to the extent such voting is required under any Applicable Law (the “Parent Voting Proposal”). The Parent Board shall recommend approval of the Parent Voting Proposal by the Parent Stockholders and include such recommendation in the Proxy Statement. Neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to Bank the recommendation of the Parent Board that the Parent Stockholders vote in favor of the Parent Voting Proposal. Parent shall use its commercially reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal and shall use its commercially reasonable best efforts to take all other action reasonably necessary or advisable to secure the Required Parent Stockholder Vote.
(b) Except to the extent required by Applicable Law, Parent shall not (i) change the date specified in the Proxy Statement for the Parent Stockholders’ Meeting or (ii) postpone, delay or adjourn the Parent Stockholders’ Meeting, except, in each case, after consultation with Bank, (A) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by Applicable Law is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders’ Meeting or (B) if there are an insufficient number of shares of Parent Common Stock represented in person or by proxy at the Parent Common Stockholders’ Meeting to constitute a quorum, in which case Parent may adjourn the

Parent Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and the Required Parent Stockholder Vote as promptly as practicable in the prevailing circumstances.
8.6 Exchange Listing. Parent agrees to use its commercially reasonable efforts to cause the authorization for listing on the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed, of the shares of Parent Common Stock issuable to the Former Stockholders as Base Merger Consideration.
8.7 Capital Contribution. At the Closing, Parent shall contribute, assign, transfer and deliver to Bank as a capital contribution the amount of $15,000,000 in cash by wire transfer of immediately available funds to an account designated by Bank in writing prior to the Closing.
8.8 Parent Board Composition.
(a) Subject to Parent Stockholder Approval, Parent shall take any and all actions as may be required under the DGCL, its certificate of incorporation and bylaws and any all other Applicable Laws in order to (i) fix the size of the Parent Board at nine (9) as of the Effective Time; (ii) cause the election of the four (4) individuals designated by Bank as set forth in Bank Schedule 8.8 to serve as directors on the Parent Board as of the Effective Time for a period of one (1) year following the Effective Time; and (iii) if Parent directors are up for re-election prior to the first year anniversary of the Effective Time, include the individuals designated by Bank as set forth in Bank Schedule 8.8, or if any such individual is then no longer serving on the Parent Board, such other individual as may be designated by Bank and approved by Parent to serve as a director on Parent Board pursuant to Section 8.8(b) (each, a “Bank-Designated Director”), for re-election as director nominees in the proxy statement to be sent to the Parent Stockholders for the next annual stockholders meeting of Parent. The Parent Board shall recommend to its stockholders in such proxy statement the election or re-election, as applicable, of each Bank-Designated Director.
(b) In the event of the resignation, death, removal or disqualification of a Bank-Designated Director at any time prior to the first anniversary of the Effective Time, the Former Stockholders’ Representative shall be entitled to nominate a replacement director and after written notice of the nomination has been given by the Former Stockholders’ Representative to Parent and Parent has approved such nominees (which approval shall not be unreasonably withheld or delayed), the Parent Board shall, subject to Parent Stockholder Approval, take such actions as may be necessary under the DGCL, its certificate of incorporation and bylaws and any all other Applicable Laws to elect such nominee to the Parent Board to serve until his or her successor is duly elected.
8.9 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions of this Agreement.
8.10 Indemnification and Insurance.
(a) Parent and Merger Sub agree that the Merger shall not affect or diminish any of Bank’s duties and obligations of indemnification existing immediately prior to the Effective Time in favor of the current or former directors and officers of Bank arising: (i) by virtue of the Articles of Incorporation or Bylaws of Bank; (ii) by operation of Applicable Law; or (iii) by virtue of any other agreements in the form in effect on the date of this Agreement as set forth on Bank Schedule 8.10, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. All such provisions for indemnification and limitation of liability now existing in favor of the directors and officers of Bank shall survive the Merger and, unless otherwise provided in any agreement referenced in clause (iii), shall continue in full force and effect with respect to acts or omissions occurring prior to the Effective Time for a period of six years thereafter or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. For a period of six years from the Effective Time, the Surviving Corporation shall maintain in effect the exculpation and indemnification provisions of the Articles of Incorporation and Bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of Bank with any of their respective directors or officers set forth on Bank Schedule 8.10, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of Bank.
(b) Parent shall cause the Surviving Corporation to maintain the existing officers’ and directors’ liability insurance including, but not limited to, coverage for acts and omissions of the directors and officers of Bank prior to the Effective Time (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent shall use all commercially reasonable efforts to obtain substantially similar D&O Insurance.
8.11 Bank Holding Company Status. During the period from the date of this Agreement to the Effective Time, Parent shall not make any investment or engage in any activity that would be prohibited to a bank holding company under the Bank Holding Company Act of 1956.
8.12 Reorganization. Parent shall not knowingly take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE 9
REGULATORY AND OTHER MATTERS
9.1 Regulatory Approvals.
(a) As soon as practicable after the date hereof, but in no event later than forty-five (45) days after the date of this Agreement, each of Parent, Merger Sub and Bank shall take all commercially reasonable best efforts to prepare all necessary documentation and effect all necessary filings in order to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, except for those matters covered in Sections 7.8, 7.10, 8.4, 8.5, 8.6, and 8.8. Parent, Merger Sub and Bank will cooperate with each other and will each furnish the others and the others’ counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Bank, Merger Sub or Parent to any Governmental Entity in connection with the Merger. Parent and Bank shall have the right to review in advance all filings and approve in advance all characterizations of the information relating to them and any of their respective subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party). In addition, Parent and Bank shall each furnish to the others a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than such filings reasonably considered confidential by the providing Party).
(b) The Parties shall use their commercially reasonable best efforts to:
(i) cooperate in all respects with each other in connection with any filing or submission (except for any confidential portions thereof) and in connection with any investigation or other inquiry relating to the Regulatory Approvals, including but not limited to Bank, Parent and Merger Sub cooperating and using commercially reasonable best efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Entity necessary for the consummation of the transactions contemplated hereby; provided, however, that, except as otherwise set forth herein, neither Bank or any of its Affiliates nor Parent, Merger Sub or any of their respective Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver; provided, further, however, that the Parties acknowledge and agree that any request, demand, accommodation or other obligation or condition imposed by any Governmental Entity upon Parent, Bank or Merger Sub requiring the replacement of individual members of the Bank Board or Parent Board or pertaining to the requirement that Parent serve as a source of financial and managerial strength for Bank as required by Applicable Laws, or which is otherwise generally applicable to approvals granted by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder, and to approvals granted under the Bank Merger Act, as amended, and the rules and regulations thereunder, shall not constitute a material accommodation for purposes of this Section 9.1(b)(i).
(ii) subject to Applicable Law, Parent and Bank shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof);
(iii) Parent and Bank shall promptly inform each other of and supply to each other any communication (or other correspondence or memoranda) received by them from,

or given by them to, any Bank Regulator and any other state agency governing financial institutions or any other Governmental Entity, in each case regarding any of the transactions contemplated hereby; and
(iv) Parent and Bank shall ensure that representatives of Parent and representatives of Bank reasonably acceptable to Parent shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Parent Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement. In furtherance of the foregoing, Parent and Bank shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.
(c) In furtherance and not in limitation of the Parties’ obligations hereunder, if any objection is asserted with respect to the transactions contemplated hereby under any antitrust or competition law, Parent will use its commercially reasonable best efforts to resolve any antitrust concerns, federal, state, foreign or private, obtain all Regulatory Approvals and obtain termination of any applicable waiting periods and the termination of any outstanding federal or state judicial or administrative orders prohibiting the Closing so as to permit the prompt completion of the transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business and the business of Bank in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its business and the business of Bank in a specified manner, or such other required action.
(d) The Parties acknowledge and agree that all fees, costs and expenses incurred with respect to any registrations, filings, applications, notices, approvals, orders, qualifications and waivers as may be required in order to consummate the transactions contemplated by this Agreement shall be borne by the Party incurring such fees, costs and expenses.
9.2 Access And Investigation. Without in any way limiting anything else contained in this Agreement, Parent and Bank shall, in connection with the procurement of any and all Regulatory Approvals, permit each other and each of the other’s representatives reasonable access to the properties and personnel of Bank and Parent, respectively, and shall disclose and make available to such other Parties all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bank and Parent, including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and, in the reasonable opinion of the respective Parties providing such access, not unduly interfere with normal operations or violate Applicable Law. Without in any way limiting anything else contained in this Agreement, Bank and Merger Sub shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other Parties and their representatives; provided, that such access shall be reasonably related to the procurement of the Regulatory Approvals hereunder and shall not unduly interfere with normal operations.
9.3 Form 8-K Filings. Parent and Bank shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent and Bank shall cooperate in good faith with respect to the preparation of, and at least five days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing (“Transaction Form 8-K”). Prior to Closing, Parent and Bank shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release. Within sixty (60) days after the Closing Date, Bank shall deliver to Parent the financial statements of Bank prepared by Bank and its accountant required to be filed by Parent with the SEC in connection with the transactions contemplated by this Agreement.
9.4 No Securities Transactions. Neither Bank nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the earlier of (a) the time of the making of a public announcement of the transactions contemplated by this Agreement or (b) the effective date of termination of this Agreement. Bank shall use commercially reasonable best efforts to require each of its stockholders, officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement. Neither Parent nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Bank prior to the earlier of (a) the time of the making of a public announcement of the transactions contemplated by this Agreement or (b) the effective date of termination of this Agreement. Parent shall use commercially reasonable best efforts to require each of its stockholders, officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.
9.5 Disclosure of Certain Matters. Each of Parent and Bank will provide the other with prompt written notice of any event, development or condition that would cause any of the conditions set forth in Article 10 hereof will not be satisfied.
9.6 Confidentiality. All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Party furnishing the information and subject to the Confidentiality Agreement, dated as of May 18, 2009 (the “Confidentiality Agreement”), between Parent and Bank, which Confidentiality Agreement will continue in full force and effect in accordance with its terms; provided, however, that the Confidentiality Agreement is hereby amended to provide that the Confidentiality Agreement shall terminate on the earlier of (i) December 31, 2010 or (ii) the Effective Time.
9.7 Public Announcements. Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, with respect to which the Parties shall cooperate in good faith to jointly prepare, from and after the date hereof neither Party shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned, or delayed), unless and only to the extent that (i) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (ii) the furnishing or use of such information is required by Applicable Law, legal proceedings or the rules or regulations of the SEC and the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed.
9.8 Non-Solicitation. Each of Bank and Parent hereby agrees to continue to comply with the employee non-solicitation covenants as set forth in that certain letter of intent, dated September 8, 2009, by and between Parent and Bank until the earlier of (a) the Closing Date or (b) if the Closing does not occur for any reason, for a period of one year after the effective date of termination of this Agreement, as provided in such letter of intent.
ARTICLE 10
CLOSING CONDITIONS
10.1 Conditions To Each Party’s Obligation to consummate The Merger Under This Agreement. The respective obligations of each Party to consummate the Merger under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived, except for the condition set forth in Section 10.1(c), which may be waived with the consent of Parent and Bank:
(a) Legal Proceedings. None of the Parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which challenges, enjoins or prohibits the consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any legislative body or Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger. There shall be no action, suit, claim, litigation or proceeding before any administrative or judicial body or threatened against Bank, Parent or Merger Sub or any of their respective officers or directors, that would be reasonably expected to materially and adversely affect the ability of Parent to own or control Bank or the ability to consummate the Merger as provided in this Agreement.
(b) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall not have been revoked, and all legally required notices to depositors shall have been made, and the legally required waiting or protest periods, of or relating to the Regulatory Approvals shall have been met.
(c) Tax Opinion. Bank shall have obtained an opinion from its tax counsel (or if Bank’s tax counsel is unable to issue such an opinion, from other reputable outside tax counsel designated by Parent and reasonably satisfactory to Bank whose fees for such opinion shall be paid by Bank) that the Merger will qualify as a reorganization under Section 368(a) of the Code and each of Parent, Merger Sub and Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code. The parties hereto shall each provide to tax counsel such representation certificates as are reasonably requested by it.

10.2 Conditions To The Obligation Of Parent And Merger Sub to consummate The Merger Under This Agreement. The obligation of Parent and Merger Sub to consummate the Merger under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any of one or more of which may be waived by Parent and Merger Sub, to the extent permitted by Applicable Law.
(a) Representations and Warranties. The representations and warranties of Bank contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time, and Bank shall have delivered to Parent a certificate to such effect signed by its respective Chief Executive Officer and Chief Financial Officer.
(b) Agreements and Covenants. Bank shall have performed in all material respects all obligations, except where the performance of such obligations were qualified by materiality, in which case Bank shall have performed in all respects, and complied with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Parent shall have received a certificate signed on behalf of Bank by its Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.
(c) Bank Consents. Bank shall have obtained those Bank Consents listed on Bank Schedule 10.2(c) (the “Required Bank Consents”).
(d) Closing Deliveries. Parent shall have received all of Bank’s Closing deliveries pursuant to Article 3.
(e) Corporate Approvals; Dissenters’ Rights.
(x) The Bank Board Approval and the Bank Stockholder Approval shall have been obtained and shall be in full force and effect. Bank Stockholders holding not more than 7.5% of the outstanding shares of Bank Common Stock shall have exercised, or have continuing rights to exercise, Dissenters’ Rights with respect to the transactions contemplated by this Agreement.
(xi) The Parent Board Approval and the Parent Stockholder Approval (if required under Applicable Law) shall have been obtained and shall be in full force and effect.
(xii) The Merger Sub Board Approval and the Merger Sub Stockholder Approval shall have been obtained and shall be in full force and effect.
(f) Material Adverse Effect. Since the Balance Sheet Date, Bank shall not have suffered a Material Adverse Effect.

(g) Continuation of Bank. Bank shall remain FDIC insured with no action pending, threatened or contemplated to terminate FDIC deposit insurance.
(h) Certain Employment Arrangements. (i) Messrs. Martin and Gaynor shall continue to be employed by Bank and (ii) the Employment Agreements entered into by Bank with each of Messrs. Martin and Gaynor shall remain in full force and effect, in each case, except in the case of death or disability; provided, however, that the condition set forth in clause (ii) shall not apply with respect to any Employment Agreement that has been terminated by Parent (other than as required by Applicable Law or if Parent reasonably believes that such termination is required in order to obtain Regulatory Approvals as a result of discussions with Bank Regulators, and Parent provides Bank with written notice of the termination of such Employment Agreement specifying in reasonable detail the basis on which Parent’s reasonable belief for such termination is based).
10.3 Conditions To The Obligation Of Bank To Consummate The Merger Under This Agreement. The obligation of Bank to consummate the Merger under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Bank, to the extent permitted by Applicable Law:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or such other materiality threshold, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects at and as of the Effective Time, and Parent and Merger Sub shall have delivered to Bank a certificate of Parent and Merger Sub to such effect signed by one of its executive officers as of the Effective Time.
(b) Agreements and Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, except where the performance of such obligations were qualified by materiality, in which case Parent and Merger Sub shall have performed in all respects and complied with all agreements or covenants of Parent or Merger Sub, as applicable, to be performed or complied with by it at or prior to the Effective Time under this Agreement, and Bank shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect dated as of the Effective Time.
(c) Consents. Parent shall have obtained those Parent Consents listed on Parent Schedule 10.3(c) (the “Required Parent Consents”).
(d) Closing Deliveries. Bank shall have received all of Parent’s and Merger Sub’s Closing deliveries pursuant to Article 3.

(e) SEC Compliance. Immediately prior to the Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.
(f) Parent Material Adverse Effect. Since the date of this Agreement, Parent shall not have suffered a Material Adverse Effect.
(g) Corporate Approvals.
(i) The Bank Board Approval and the Bank Stockholder Approval shall have been obtained and shall be in full force and effect.
(ii) The Parent Board Approval shall have been obtained and shall be in full force and effect.
(iii) The Parent Stockholder Approval (if required under Applicable Law) shall have been obtained and shall be in full force and effect.
(iv) The Merger Sub Board Approval and the Merger Sub Stockholder Approval shall have been obtained and shall be in full force and effect.
(h) Registration Statement; Proxy Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement, if required under Applicable Law, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.
ARTICLE 11
TERMINATION
11.1 Termination. This Agreement may be terminated prior to the Effective Time:
(a) at any time by the mutual written agreement of Parent and Bank;
(b) by either Bank or Parent (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other Party of any representation, warranty or agreement contained herein, which would result in a condition contained in Sections 10.2 or Section 10.3, respectively, not being fulfilled and which cannot be or has not been cured within thirty (30) days after written notice by Bank or Parent to the other of such breach;
(c) by either Bank or Parent, with thirty (30) days’ prior written notice or such shorter period as required by a court or Bank Regulator, or Applicable Law, if any court or Bank Regulator shall finally determine that the subject of this Agreement violates any Applicable Law;
(d) at the election of either Parent or Bank, if the Closing shall not have occurred on or before September 30, 2010 for any reason, or such later date as shall have been agreed to in writing by Parent and Bank (the “Termination Date”); provided, that no Party may terminate this Agreement pursuant to this Section 11.1(d) if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;
(e) by either Bank or Parent if final action has been taken by a Governmental Entity whose approval is required to consummate the Merger, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby;
(f) by Parent, within five (5) Business Days after the delivery of the supplement and/or amendment of the Bank Schedules pursuant to Section 7.3(b) if the conditions set forth in Section 7.3(b) for termination of this Agreement are met; or
(g) by Bank on account of a Superior Bank Proposal in accordance with Section 7.9(c).
11.2 Effect Of Termination; Termination Fees
(a) Effect of Termination. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force and there shall be no liability or further obligation on the part of any Party hereto or its officers, directors or stockholders, except that (i) the provisions of Article 12, Section 9.6, Section 9.7, Section 9.8, this Section 11.2, any other Section that, by its terms, relates to post-termination rights or obligations, and the Confidentiality Agreement shall survive such termination of this Agreement and remain in full force and effect and (ii) each Party shall remain liable for any breach of this Agreement prior to its termination.
(b) Fees and Expenses.
(i) Whether or not the Merger is consummated, all Transaction Expenses shall be borne by the Party incurring such costs and expenses, except as otherwise set forth herein.
(ii) In the event that this Agreement is terminated by either Bank or Parent pursuant to Sections 11.1(c) or 11.1(e) then, in addition to any remedies available at law or equity, Parent shall promptly, but in no event later than ten (10) Business Days after the effective date of such termination, pay Bank a termination fee equal to $1,000,000, payable by wire transfer of same day funds; provided, that no termination fee shall be payable to Bank pursuant to this Section 11.2(b)(ii) if (A) Bank is then in material breach of any representation, warranty, covenant or other agreement contained under this Agreement, (B) Bank has failed to timely and duly convene a meeting or to hold a vote to obtain Bank Stockholder Approval in breach of this Agreement, or (C) the Merger and the other transactions contemplated by this Agreement and the Related Documents were not approved by Bank Stockholders holding the requisite number of Shares at the initial vote or any re-vote held at a meeting of Bank Stockholders or by written consent; and
(iii) In the event that this Agreement is terminated by either Bank or Parent pursuant to Section 11.1(d) then, in addition to any remedies available at law or equity,

Parent shall promptly, but in no event later than ten (10) Business Days after the effective date of such termination, pay Bank a termination fee equal to $1,000,000, payable by wire transfer of same day funds; provided, that no termination fee shall be payable to Bank pursuant to this Section 11.2(b)(iii) if (A) Bank is then in material breach of any representation, warranty, covenant or other agreement contained under this Agreement, (B) Bank has failed to timely and duly convene a meeting or to hold a vote to obtain Bank Stockholder Approval in breach of this Agreement, or (C) the Merger and the other transactions contemplated by this Agreement and the Related Documents were not approved by Bank Stockholders holding the requisite number of Shares at the initial vote or any re-vote held at a meeting of Bank Stockholders or by written consent.
(iv) In the event that this Agreement is terminated by either Bank or Parent pursuant to Sections 11.1(c), 11.1(d), or 11.1(e) and (A) if final action has been taken by a Bank Regulator whose approval is required to consummate the Merger, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (B) Parent has failed to obtain the Regulatory Approvals required by it to be obtained on or before the Termination Date, then, in addition to any remedies available at law or equity, Parent shall promptly, but in no event later than ten (10) Business Days after the effective date of such termination, pay Bank a termination fee equal to $1,250,000 (but without duplication for any other termination fee payable under this Section 11.2(b)), payable by wire transfer of same day funds; provided, that no termination fee shall be payable to Bank pursuant to this Section 11.2(b)(iv) if (A) Bank is then in material breach of any representation, warranty, covenant or other agreement contained under this Agreement, (B) Bank has failed to timely and duly convene a meeting or to hold a vote to obtain Bank Stockholder Approval in breach of this Agreement, or (C) the Merger and the other transactions contemplated by this Agreement and the Related Documents were not approved by Bank Stockholders holding the requisite number of Shares at the initial vote or any re-vote held at a meeting of Bank Stockholders or by written consent.
(v) In the event that this Agreement is terminated by either Bank or Parent pursuant to Section 11.1(c), 11.1(d) or 11.1(e), and (A) Bank has failed to timely and duly convene a meeting or to hold a vote to obtain Bank Stockholder Approval in breach of this Agreement, or (B) the Merger and the other transactions contemplated by this Agreement and the Related Documents were not approved by Bank Stockholders holding the requisite number of Shares at the initial vote or any re-vote held at a meeting of Bank Stockholders or by written consent, then Bank shall promptly, but in no event later than ten (10) Business Days after the effective date of such termination, pay Parent a termination fee equal to $1,000,000, payable by wire transfer of same day funds.
(vi) In the event that this Agreement is terminated by Bank pursuant to Section 11.1(g), then Bank shall pay a termination fee equal to the greater of (A) $2,000,000 and (B) the amount of all documented out-of-pocket Transaction Expenses incurred by Parent. If payment is required to be made under the preceding subclause (A), then such payment shall be payable by wire transfer of same day funds within ten (10) Business Days after the termination of this Agreement. If payment is required to be made under the preceding subclause (B), then such payment shall be made promptly after receipt of appropriate documentation of such Transaction Expenses as may be reasonably requested by Bank. Upon request by Bank after receipt by Bank of a Superior Bank Proposal, Parent shall promptly (and in no event later than ten (10) Business Days after such request) provide Bank with its best estimate of such Transaction Expenses incurred through the date of the request.
ARTICLE 12
MISCELLANEOUS
12.1 Survival. The Parties agree that all of the representations, warranties, agreements and covenants of the Parties contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, except that (i) the covenants and agreements that by their terms survive the Effective Time and this Article 12 shall survive the Effective Time; and (ii) solely to permit Parent the right of set-off pursuant to Section 3.2(c), the representations, warranties, agreements and covenants of the Bank shall survive for a period terminating on the later of (A) the second anniversary of the Closing and (B) if the Contingent Merger Consideration becomes payable, the date of actual payment of the Contingent Merger Consideration.
12.2 Notices. All notices required or permitted under this Agreement shall be given in writing, shall reference this Agreement and shall be deemed to have been delivered and given (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day; (c) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; (d) one Business Day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt; or (e) by email with the original transmitted by one of the other methods specified above (which shall be deemed received in accordance with the provisions of subsections (a)-(d)). All communications shall be sent to the addresses set forth on Schedule III or to such other address as may be designated by a Party by giving written notice to the other Parties pursuant to this Section 12.2.
12.3 Assignment And Binding Effect. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Parent or Merger Sub, at its discretion, may assign its rights and obligations under this Agreement to one or more Affiliates. Upon identification of such Affiliate or Affiliates, Parent shall cause each such Affiliate to enter into such agreements as shall be necessary to bind it as an additional party to this Agreement. Notwithstanding anything to the contrary contained herein, in the event of any such assignment, the Parent and Merger Sub shall remain liable for any liabilities under this Agreement. All terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the Parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the Parties to this Agreement and for the benefit of no other person; provided, however, that the Parties hereby agree that Bank’s officers and directors are intended third party beneficiaries of this Agreement with respect to the provisions of Section 8.10 hereof. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.
12.4 Complete Agreement. This Agreement, including any and all Exhibits and Schedules hereto and thereto, the Related Documents and the Confidentiality Agreement, represent the entire agreement of the Parties with respect to the subject matter hereof and thereof including but not limited to that certain letter of intent between Parent and Bank. All prior negotiations between the Parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein and therein.
12.5 Modifications And Waivers. This Agreement may not be modified except in a writing duly executed by Parent and Bank; provided, however, that any modification to the provisions of Section 12.12 shall require the written consent of the Former Stockholders’ Representative. Any waiver must be in writing.
12.6 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
12.7 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.
12.8 Governing Law; Consent To Jurisdiction, Waiver Of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER. In any proceeding under this Agreement, each prevailing party shall be entitled to recover from the non-prevailing part(ies) all fees and expenses incurred by such prevailing party in connection with such proceeding.

12.9 Headings; Interpretation. The headings contained in this Agreement and the Schedules are for reference purposes only and shall not affect the meaning or interpretation hereof. The use of the singular pronoun in this Agreement shall be deemed to be or include the plural (and vice versa), whenever appropriate. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
12.10 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties and shall not be construed for or against any Party.
12.11 Specific Performance. Each of the Parties hereto acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Accordingly, each of the Parties hereto agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.
12.12 Appointment of Former Stockholders’ Representative.
(a) By having voted in favor of or consented to the Merger and the appointment of the Former Stockholders’ Representative or by surrendering or delivering a Certificate or affidavit of loss in lieu thereof to the Exchange Agent, each Former Stockholder irrevocably constitutes and appoints the Former Stockholders’ Representative with all the rights, powers and obligations contemplated by this Section 12.12, as the sole, exclusive, true and lawful agent, representative and attorney-in-fact for and on behalf of all Former Stockholders, and each of them, with respect to any and all matters relating to, arising out of, or in connection with, this Agreement or any other Related Document, including for purposes of taking any action or omitting to take action on behalf of all Former Stockholders or each of them hereunder or thereunder. All actions, notices, communications and determinations by or on behalf of the Former Stockholders in accordance with this Agreement shall be given or made by the Former Stockholders’ Representative and all such actions, notices, and determinations by the Former Stockholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all the Former Stockholders. All actions of the Former Stockholders’ Representative shall require the approval of a majority of the members of the Former Stockholders’ Representative.
(b) If the Former Stockholders’ Representative resigns or is otherwise similarly unable to carry out his duties hereunder, then the Former Stockholders holding a majority of the Shares immediately prior to the Effective Time shall, within five business days, appoint a new Former Stockholders’ Representative. The Former Stockholders holding a majority of the Shares immediately prior to the Effective Time may at any time, for any reason or no reason, remove the Former Stockholders’ Representative. If at any time there shall not be a Former Stockholders’ Representative and the Former Stockholders fail to designate in writing a successor Former Stockholders’ Representative within five business days after receipt of a written request delivered by Parent or Bank to the Former Stockholders requesting that a successor Former Stockholders’ Representative be designated in writing, then Parent or Bank may petition a court of competent jurisdiction to appoint a new Former Stockholders’ Representative hereunder.
(c) Without limiting the generality of the foregoing, the Former Stockholders’ Representative, as the sole and exclusive agent, representative and attorney-in-fact for the Former Stockholders for all purposes under this Agreement and any other Related Document, shall have the power and authority to undertake any of the following actions on behalf of the Former Stockholders: (i) service of process upon the Former Stockholders, (ii) executing and delivering to Parent, Bank or any other Person on behalf of any of or all Former Stockholders any and all instruments, certificates, documents and agreements called for by this Agreement or any other Related Document and the transactions contemplated hereby and thereby, (iii) receiving notices on behalf of the Former Stockholders with respect to any matter, suit, claim, action or proceeding arising under this Agreement and (iv) in connection with any of the foregoing actions, engaging and hiring accountants, auditors, appraisers, legal counsel and other legal and financial experts as may be necessary and appropriate to properly discharge the duties and obligations of the Former Stockholders’ Representative under this Agreement. In connection with this Agreement, the Former Stockholders may act only through the Former Stockholders’ Representative. Parent and Bank shall be entitled to rely on the Former Stockholders’ Representative’s authority as the agent, representative and attorney-in-fact of the Former Stockholders for all purposes under this Agreement and the other Related Documents and shall have no liability for any such reliance. Each of the Former Stockholders, by having voted in favor of or consented to the Merger and the appointment of the Former Stockholders’ Representative or by surrendering or delivering a Certificate or affidavit of loss in lieu thereof to the Exchange Agent, agrees to ratify and confirm, and hereby ratifies and confirms, any action taken by the Former Stockholders’ Representative in the exercise of the power-of-attorney granted to the Former Stockholders’ Representative pursuant to this Section 12.12, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of each such Former Stockholders.
(d) The Former Stockholders’ Representative shall not be liable to the Former Stockholders for any act done or omitted hereunder in its capacity as the Former Stockholders’ Representative, unless caused by its fraud or willful misconduct. The Former Stockholders shall jointly and severally (pro rata in accordance with their respective ownership of Shares immediately prior to the Effective Time), indemnify and defend the Former Stockholders’ Representative and hold the Former Stockholders’ Representative harmless against any Damage incurred by the Former Stockholders’ Representative and arising out of or in connection with the acceptance, performance or administration of the Former Stockholders’ Representative’s duties hereunder and under any Related Document, including, without limitation, the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Former Stockholders’ Representative. In the event of any ambiguity or uncertainty hereunder, the Former Stockholders’ Representative may, in its sole and reasonable discretion, refrain from taking any action, unless the Former Stockholders’ Representative receives written instructions, signed by Former Stockholders holding a majority of the Shares immediately prior to the Effective Time, which eliminate such ambiguity or uncertainty; provided, however, that nothing herein shall be deemed or construed to excuse or delay or extend the time period for performance of any obligation of the Former Stockholders or the Former Stockholders’ Representative hereunder.
SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

WESTERN LIBERTY BANCORP

By:	/s/ Jason N. Ader

	Name:	Jason N. Ader
	Title:	Chief Executive Officer

WL-S1 INTERIM BANK

By:	/s/ Jason N. Ader

	Name:	Jason N. Ader
	Title:	President

SERVICE1ST BANK OF NEVADA

By:	/s/ Kenny C. Guinn

	Name:	Kenny C. Guinn
	Title:	Director and Authorized Signatory

/s/ Curtis W. Anderson

CURTIS W. ANDERSON, in his capacity as the
Former Stockholders’ Representative
[SIGNATURE PAGE TO MERGER AGREEMENT]

SCHEDULE I
STOCKHOLDERS EXECUTING VOTING AGREEMENTS*

	Number of	Percentage of Outstanding
Stockholder Name	Shares**	Shares**
CURTIS W. ANDERSON	630	1.2%
MARK E. BROWN	200	0.4%
JOHN F. DEDOLPH	400	0.8%
JOHN S. GAYNOR	150	0.3%
KENNY C. GUINN	250	0.5%
STEVEN D. HILL	750	1.5%
CARL P. KREPPER	300	0.6%
WILLIAM E. MARTIN	401	0.8%
MONTE L. MILLER	2942	5.8%
FAFIE E. MOORE	100	0.2%
JENNA M. MORTON	50	0.1%
GEORGE A. RANDALL***	250	0.5%
BLAKE L. SARTINI	4774	9.4%
TERRENCE L. WRIGHT	1167	2.3%

	12,364	24.3%

*
The two shareholder listings above include the Shares held by all directors of Bank, either directly or through one or more Affiliates of directors and all Bank Stockholders owning 5% or more of Bank Common Stock.

**	The number of Shares and percentage of Shares outstanding are as of the Agreement Date based upon an aggregate of 50,811 Shares outstanding as of the Agreement Date.

***	George A. Randall will deliver his signature page to the Voting Agreement to Parent as soon as practicable following the date of this Agreement.

SCHEDULE II
DEFINITIONS
“Acquisition Agreement” shall have the meaning set forth in Section 7.8(c).
“Affidavit” shall have the meaning set forth in Section 2.10(f).
“Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls that Person, (b) is owned or controlled by that Person, or (c) is under common control or ownership with that Person. For purposes of the definition of Affiliate, the term (i) “ownership” means the direct or indirect beneficial ownership of more than 25% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 25% of the voting and/or equity interest, and (ii) “control” (including the terms “controlled by,” and “under common control or ownership with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Affiliated Group” shall have the meaning set forth in Section 5.13(a).
“Agreement” shall mean this agreement and plan of merger.
“Applicable Law” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Government Entity applicable, in the case of Bank, to Bank or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of it) and, in the case of Parent or Merger Sub, to Parent and Merger Sub, or their properties, assets, officers, directors, employees, or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of them). For avoidance of doubt, “Applicable Law” shall mean any rules, regulations or listing requirements of any stock exchange on which shares of the Parent Common Stock are listed or included for trading
“Articles of Merger” shall have the meaning set forth in Section 2.2.
“Balance Sheet Date” shall mean September 30, 2009.
“Bank” shall mean Service1st Bank of Nevada, a Nevada-chartered non-member bank.
“Bank Auditor” shall have the meaning set forth in Section 7.10.
“Bank Balance Sheet” shall mean the unaudited consolidated balance sheet of Bank as of the Balance Sheet Date.
“Bank-Borne Transactions Expenses” means all Transaction Expenses accrued or otherwise incurred by Bank before, on or after the date of this Agreement other than the Parent-

Borne Transaction Expenses, provided, however, that all fees payable by Bank pursuant to Section 4.1(b) shall be deemed to be Bank-Borne Transaction Expenses.
“Bank Board” shall have the meaning set forth in the recitals hereto.
“Bank Board Approval” shall have the meaning set forth in the recitals hereto.
“Bank Board Recommendation” shall have the meaning set forth in Section 7.8(b).
“Bank Business” shall mean any and all services, functions and activities conducted or performed by Bank, and all assets, rights and liabilities related thereto as currently conducted.
“Bank Common Stock” shall mean the common stock, par value $0.01 per share of Bank.
“Bank Consents” shall have the meaning set forth in Section 7.5.
“Bank-Designated Director” shall have the meaning set forth in Section 8.8(a).
“Bank Employee” shall have the meaning set forth in Section 5.16(i).
“Bank Financial Statements” shall mean (i) the audited balance sheets of Bank as of December 31, 2008 and December 31, 2007 and the related audited statements of income, stockholders’ equity and cash flows of Bank for the period ended December 31, 2008 and for the period from January 17, 2007 (the date of inception) to December 31, 2007 (including related notes and schedules, if any) and (ii) the Consolidated Reports of Condition and Income of Bank as reported on FFIEC Form 041 as of, and for each of the three (3) months ended, March 31, 2009, June 30, 2009 and September 30, 2009 (including related schedules).
“Bank Information Statement” shall have the meaning set forth in Section 8.4(a).
“Bank IP” shall mean all Intellectual Property owned, used or held for use by Bank in the operation of the Bank Business as of the Closing Date.
“Bank Offices” shall mean the banking and trust offices and other premises operated by Bank as of the date hereof and as of the Effective Time at which its Bank Business is conducted.
“Bank Owned IP” shall mean all Intellectual Property owned by Bank as of the Closing Date.
“Bank Proxy Statement” shall have the meaning set forth in Section 8.4(a).
“Bank Regulator” shall mean the Federal Reserve Board, the FDIC, the Office of the Nevada FID, or any other federal or state regulatory agency with authority over any of the Parties or Bank.
“Bank Schedules” shall have the meaning set forth in the first paragraph of Article 5.

“Bank Stock Option Plan” shall mean the Bank’s stock option plan adopted by the Bank Board on December 6, 2006 and subsequently approved by the Bank Stockholders.
“Bank Stock Options” shall mean options to acquire shares of Bank Common Stock granted under or pursuant to the Bank’s Stock Option Plan adopted by the Bank Board on December 6, 2006 and subsequently approved by the Bank Stockholders.
“Bank Stockholder” or “Bank Stockholders” shall mean the holders of Shares.
“Bank Stockholder Approval” shall have the meaning set forth in Section 3.3(b)(iv).
“Bank Takeover Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person or group of Persons (other than a proposal or offer by Parent or any of its subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Bank, (ii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of the outstanding Shares, (iii) the acquisition by any Person or group of Persons of 20% or more of the assets of the Bank, taken as a whole or (iv) the direct or indirect acquisition by any Person or group of Persons of 20% or more of the outstanding Shares.
“Bank Warrants” shall mean all warrants outstanding as of the date of this Agreement for the purchase of Bank Common Stock, as set forth in Bank Schedule 5.1.
“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 5.3.
“Base Merger Consideration” shall have the meaning set forth in Section 3.2(a)(i).
“Benefit Arrangement” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, obligation or practice, whether or not legally enforceable, including, without limitation, any pension, profit sharing, severance, welfare, fringe benefit, employee loan, retirement, medical, welfare, employment or consulting, severance, stay or retention bonuses or compensation, executive or incentive compensation, sick leave, vacation pay, plant closing benefits, disability, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase or other stock-based, tuition reimbursement or scholarship, employee discount, meals, travel, or vehicle allowances, plan, program, agreement, arrangement, obligation or practice, any plans subject to Code Section 125, and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of assets (i) established, sponsored, maintained, or contributed to, or required to be contributed to, by Bank or any ERISA Affiliate, on behalf of any current or former director, employee, agent, independent contractor, or service provider of Bank, or their beneficiaries, or (ii) pursuant to which Bank or any ERISA Affiliate has any obligation (whether contingent or otherwise) with respect to any such persons.
“Brokered Deposit” shall mean “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2).
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Nevada or New York are authorized or required to close for regular banking business.

“Certificates” shall have the meaning set forth in Section 2.10(b)(i).
“Change in Recommendation” shall have the meaning set forth in Section 7.8(c).
“Closing” shall have the meaning set forth in Section 3.1.
“Closing Accountant” shall have the meaning set forth in Section 4.1(e).
“Closing Date” shall have the meaning set forth in Section 3.1.
“COBRA” shall mean the group health plan continuation of coverage requirements of Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code, and any similar and applicable state law requirement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall have the meaning set forth in Section 9.6.
“Contingent Exchange Agent Deposit” shall have the meaning set forth in Section 3.2(b)(ii).
“Contingent Merger Consideration” shall have the meaning set forth in Section 3.2(a)(ii).
“Contingent Risk Liability” shall mean an off-balance sheet liability of the kind that would be required to be set forth on Schedule RC-L of FFIEC Form 041.
“Contract” shall mean any agreement, indenture or other instruments, agreements, notes, franchises, leases, licenses, commitments, arrangements or understandings, written or oral.
“Core Deposit” shall mean any and all Deposits other than Brokered Deposits.
“Damages” shall have the meaning set forth in Section 3.2(c).
“Data Room” shall mean the electronic data room set up by Bank on GroveSite to which access was granted to Parent on October 22, 2009, provided, however, that all references to the Data Room hereunder shall only deem to include such documents that were posted to the Data Room prior to the date of this Agreement.
“D&O Insurance” shall have the meaning set forth in Section 8.10(b).
“Deposit” shall mean a deposit as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of Bank.
“Deposit Summary” shall have the meaning set forth in Section 5.27(b).
“DGCL” shall mean the Delaware General Corporation Law.

“Dissenters’ Rights Sections” shall have the meaning set forth in Section 2.8(c).
“Dissenting Shares” shall have the meaning set forth in Section 2.8(c).
“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereto as the effective time of the Merger.
“Employee” shall mean any current, former or retired employee, officer, or director of Bank.
“Employment Agreement” shall have the meaning set forth in the recitals hereto.
“Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising under Environmental Law or out of, based on or resulting from the presence, or release into the environment, of any Materials of Environmental Concern, including, without limitation, the actual or alleged offsite transportation, treatment, storage, or disposal of Materials of Environmental Concern.
“Environmental Laws” shall mean any foreign, federal, state or local law, common law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation, restoration or pollution of human health or the environment (including, without limitation, air, indoor air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law shall include, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (y) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity required to be aggregated in a controlled group or affiliated service group with Bank for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.10(a).
“Exchange Ratio” shall have the meaning set forth in Section 2.8(a)(i).
“FDIA” shall mean the Federal Deposit Insurance Act, as amended.
“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“FFIEC Form 041” shall mean the Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only — FFEIC 041 as filed with the FDIC.
“FHLB” shall mean any Federal Home Loan Bank or any successor thereto.
“FHLB Stock” shall mean ownership interests issued by any FHLB.
“Final Approval Date” shall mean the date on which the last Regulatory Approval required to permit consummation of the Merger has been obtained, notwithstanding the fact that a waiting period may ensue before the Parties are entitled to consummate the Merger.
“Former Real Property” shall have the meaning set forth in Section 5.12(b).
“Former Stockholders” shall mean holders of Shares immediately prior to the Effective Time.
“Former Stockholders’ Representative” shall have the meaning set forth in introductory paragraph of this Agreement.
“GAAP” shall mean generally accepted accounting principles in effect in the United States.
“Governmental Entity” shall mean any federal, state, municipal, foreign or other governmental department, authority, commission, board, court, administrative or regulatory agency bureau, body or instrumentality or self regulatory organization.
“Improvements” shall have the meaning set forth in Section 5.21(e).
“Initial Exchange Agent Deposit” shall have the meaning set forth in Section 3.2(b)(i).
“Insider” shall have the meaning set forth in Section 5.8.
“Intellectual Property” shall mean, anywhere in the world, whether or not registered, (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing (and reissues, divisions, continuations, re-

examinations and extensions thereof for purposes of clause (a)); (e) trade secrets and know-how; and (f) computer software in both source code and object code (including but not limited to data, data bases and documentation.
“IP Contracts” shall have the meaning set forth in Section 5.17(a)(x).
“Knowledge” of Bank with respect to any fact or other matter shall mean the actual knowledge of such fact or other matter by John S. Gaynor, Richard Deglman, William E. Martin or Patricia Ochal after reasonable investigation and “Knowledge” of Parent or Merger Sub with respect to any fact or other matter shall mean the actual knowledge of such fact or other matter by Dan Silvers or Andrew Nelson after reasonable investigation.
“Labor Disputes” shall have the meaning set forth in Section 5.16(h)(ii)
“Leased Premises” shall have the meaning set forth in Section 5.21(b).
“Letter of Transmittal” shall have the meaning set forth in Section 2.10(b)(i).
“Lien(s)” shall mean any mortgage, security interest, pledge, hypothecation, assignment, Deposit arrangement, lease, reservation, encroachment, encumbrance, restriction, easement, overlap, charge, preference, priority or other security agreement or title defect.
“Loans” shall have the meaning set forth in Section 5.7(a).
“Material Adverse Effect” shall mean, with respect to any Party, any effect, event, change, occurrence or circumstance that, by itself or together with other effects, events, changes, occurrences or circumstances, has had or would be reasonably expected to have a material and adverse effect on the business, assets, liabilities, profits, condition (financial or otherwise) or results of operations of such Party, taken as a whole, or that materially impairs the ability of such Party to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect with respect to a Party has occurred, there shall be excluded any effect, event, change, occurrence or circumstance impacting, or which would be reasonably expected to impact, the Party to the extent caused by, (i) any change generally affecting banks or bank holding companies or companies such as Parent in laws, regulations or rules (or enforcement or interpretations thereof), or of GAAP or regulatory accounting principles or requirements); (ii) any change in markets (including a general decline in the national or local securities or real estate markets) or conditions (financial, political or economic) affecting national or local economies or financial markets or the banking industry generally or community banks in particular, including without limitation interest rates, unemployment levels, war, terrorism, or hostilities (unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated organizations); (iii) any event or circumstance resulting from or attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby or by the Related Documents; (iv) any changes made by Bank in the Bank Business or other actions taken, delayed or omitted to be taken by Bank, in each case, at the written request or with the written consent of Parent; and (v) with respect to the Bank, any restrictions or conditions imposed on Bank by a Governmental Entity as a result of, or in connection with, its regulatory status, as such status has been disclosed to the Parent in the Bank Schedules hereto.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, asbestos-containing materials, polychlorinated biphenyls, petroleum, petroleum derivatives, and petroleum products and any other materials regulated under Environmental Laws.
“Merger” shall have the meaning set forth in the recitals hereto.
“Merger Consideration” shall have the meaning set forth in Section 3.2(a).
“Merger Sub” shall mean WL-S1 INTERIM BANK, a Nevada corporation.
“Merger Sub Board Approval” shall have the meaning set forth in Section 3.4(c)(iii).
“Merger Sub Stockholder Approval” shall have the meaning set forth in Section 3.4(c)(iv).
“Model Balance Sheet” shall have the meaning set forth in Section 4.1(a).
“Nevada FID” shall mean the Division of Financial Institutions of the Nevada Department of Business and Industry.
“Nevada Law” shall have the meaning set forth in the recitals hereto.
“Other Real Estate Owned” shall mean real estate acquired by Bank between the date of this Agreement and the Closing Date as a result of the foreclosure of any Loan (or a similar proceeding, involuntary or otherwise, resulting in the Bank acquiring ownership of the real estate securing such Loan) made by Bank prior to the date of this Agreement or of any Loan made or assumed by Bank after the date of this Agreement in accordance with this Agreement.
“Parent” shall mean Western Liberty Bancorp, a Delaware corporation.
“Parent Board” shall have the meaning set forth in the recitals hereto.
“Parent Board Approval” shall have the meaning set forth in the recitals hereto.
“Parent-Borne Transaction Expenses” means all Transaction Expenses accrued or otherwise incurred by Bank before, on or after the date of this Agreement up to a maximum amount equal to the lesser of (i) 50% of all such Transaction Expenses or (ii) $350,000.
“Parent Common Stock” shall mean the common stock of Parent.
“Parent Common Stock Approval Date Price” shall mean the weighted average of the daily closing prices per share of Parent Common Stock on the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed, for the five (5) consecutive trading days before and the five (5) consecutive trading days following the Final Approval Date, subject to the following adjustments: (a) if the foregoing calculation results in a Parent Common Stock Approval Date Price that is greater than one hundred and ten percent (110%) of the Parent Common Stock Initial Price, then the Parent Stock Approval Date Price shall be equal to one hundred and ten percent (110%) of the Parent Common Stock Initial Price, and (b) if the foregoing calculation results in a Parent Common Stock Approval Date Price that is less than ninety percent (90%) of the Parent Common Stock Initial Price, then the Parent Stock Approval Date Price shall be equal to ninety percent (90%) of the Parent Common Stock Initial Price. For the avoidance of doubt, no adjustments shall be made to the Parent Common Stock Approval Date Price if such price is equal to or greater than ninety percent (90%) of the Parent Common Stock Initial Price or is equal to or less than one hundred and ten percent (110%) of the Parent Common Stock Initial Price. The Parent Common Stock Approval Date Price shall be determined as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank.
“Parent Common Stock Initial Price” shall mean $8.89, subject to adjustment for a reclassification, subdivision, recapitalization, split, reverse split or combination.
“Parent Common Stock Subsequent Trading Price” shall mean the average of the daily closing prices per share of Parent Common Stock on the New York Stock Exchange or such other national securities exchange on which Parent Common Stock is then listed (as reported in the Wall Street Journal or, if not reported thereby, an alternative chosen mutually by Parent and Bank) for the first thirty (30) consecutive trading days on which the closing price of Parent Common Stock shall have been more than $12.75.
“Parent Consents” shall have the meaning set forth in Section 8.3.
“Parent SEC Reports” shall have the meaning set forth in Section 6.9(a).
“Parent Schedules” shall have the meaning set forth in the first paragraph of Article 6.
“Parent Shares” shall have the meaning set forth in the recitals hereto.
“Parent Stockholder Approval” shall have the meaning set forth in Section 3.4(b)(iv).
“Parent Stockholders” shall have the meaning set forth in the recitals hereto.
“Parent Stockholders’ Meeting” shall mean the meeting of the holders of Parent Common Stock to be called and held for the purpose of soliciting proxies from Parent Stockholders to obtain the requisite approval of the issuance of shares of Parent Common Stock in consideration for the Merger pursuant to this Agreement.
“Parent Voting Proposal” shall have the meaning set forth in Section 8.5(a).
“Party” or “Parties” shall have the meaning set forth in the preamble hereto.
“Permits” shall have the meaning set forth in Section 5.15(b).
“Permitted Liens” shall mean (i) Liens for current taxes and assessments not yet delinquent or as to which Bank is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both and for the payment of which adequate reserves in accordance with GAAP and regulatory accounting principles have been established on the books of Bank; (ii) Liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on the Bank’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves in accordance with GAAP and regulatory accounting principles have been established on the books of Bank, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded Lien (other than for funded indebtedness) relating to any Leased Premises that will not have a Material Adverse Effect on Bank which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein (v) Liens encumbering the interest of the landlord under any Real Estate Lease the existence of which does not result in a default by Landlord under such Real Estate Lease or materially interfere with the use of the related Leased Premises in the manner it is currently operated; (vi) deposits, Liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) purchase money mortgages or other purchase money or vendor’s Liens (including, without limitation, finance leases), provided that no such Lien shall extend to or cover any other property of Bank other than that so purchased or affect any Leased Premises; (viii) Liens on Risk Assets given to secure deposits and other liabilities of Bank arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); (ix) pledges of securities to secure fed funds borrowings from other banks and (x) Liens arising out of judgments or awards in respect of which Bank is in good faith prosecuting an appeal or proceeding for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceeding and which are reserved against on the Bank Financial Statements.
“Per Share Merger Consideration” shall have the meaning set forth in Section 2.8(a).
“Person” shall mean an individual, corporation, partnership, limited liability company, unincorporated association, trust, joint venture or other organization or entity or Governmental Entity and shall include any successor (by merger or otherwise) of such entity.
“Press Release” shall have the meaning set forth in Section 9.3.
“Privileged Information” shall have the meaning set forth in Section 7.6(b).
“Proposal Period” shall have the meaning set forth in Section 7.9(c).
“Proxy Statement” shall have the meaning set forth in Section 8.4(a).
“Qualified Plan” shall have the meaning set forth in Section 5.16(b).
“Real Property” shall have the meaning set forth in Section 5.12(a).

“Real Property Leases” shall have the meaning set forth in Section 5.21(c).
“Registered Bank Owned IP” shall have the meaning set forth in Section 5.25(a).
“Registration Statement” shall have the meaning set forth in Section 8.4(a).
“Regulatory Approvals” shall have the meaning set forth in Section 6.4.
“Related Documents” shall mean the Schedules and Exhibits to this Agreement and any other document entered into pursuant to the terms and conditions of this Agreement.
“Representatives” shall have the meaning set forth in Section 7.9(a).
“Required Bank Consents” shall have the meaning set forth in Section 10.2(c).
“Required Parent Consents” shall have the meaning set forth in Section 10.3(c).
“Required Parent Stockholder Vote” shall mean the vote to approve the issuance of Parent Common Stock in the Merger by the holders of a majority of the shares of Parent Common Stock present (in person or by proxy) at the Parent Stockholders’ Meeting and constituting a quorum for the purpose of voting on such proposal to the extent such vote is required by Applicable Laws.
“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue, dispose of, redeem or acquire any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of such entity’s capital stock.
“Risk Assets” shall mean, as of any specified date (a) all cash, coin, currency, bullion, amounts due from other financial institutions, investment securities, loans, trading securities, securities purchased, customers’ liabilities on acceptances, Federal Funds sold and other items appearing as assets on the balance sheets of Bank, as of such date, relating to the Bank’s activities and operations, other than premises, plant and equipment and Intangible Assets; and (b) all off-balance sheet items of Bank relating to its activities and operations as of such date accorded risk-weighting (at 0% or above) for purposes of calculating risk-weighted capital ratios in Appendix A of Part 3 of Title 12 of the Code of Federal Regulations, as applicable to FDIC-insured banks, or reportable by such banks on Schedule RC-L of the Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only — FFIEC 041, including without limitation those in the following categories: (i) unused commitments; (ii) standby and commercial letters of credit; (iii) participations in acceptances conveyed to others by the reporting bank; (iv) securities lent; (v) credit derivatives; (vi) spot foreign exchange contracts; and (vii) all other off-balance sheet assets required to be reported on Schedule RC-L.
“Risk Asset Documents” shall mean, with respect to any Risk Asset, all Contracts, documents and instruments governing, evidencing, guarantying, insuring or securing such Risk Asset.
“Schedules” shall have the meaning set forth in Article 5.

“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Shares” shall mean shares of Bank Common Stock.
“Superior Bank Proposal” shall mean an unsolicited Bank Takeover Proposal (substituting 80% for the 20% threshold set forth in the definition of “Bank Takeover Proposal”) made by any Person or group of Persons on terms that the Bank Board determines in good faith, after consultation with the Bank’s outside financial and legal advisors, is more favorable to the Bank Stockholders than the transactions contemplated by this Agreement from a financial point of view (taking into account such factors as the Bank Board in good faith deems relevant).
“Superior Proposal Notice” shall mean a written notice to Parent from Bank advising Parent that the Bank Board has received a Superior Bank Proposal, specifying the material terms and conditions of such Superior Bank Proposal, attaching the most current draft of the Superior Bank Proposal and identifying the person making such Superior Bank Proposal.
“Surviving Corporation” shall have the meaning set forth in Section 2.1.
“Tangible Book Value” shall mean stockholders’ equity less any intangible assets, in each case determined in accordance with GAAP and regulatory accounting principles used in connection with the Model Balance Sheet and without any deduction for any Parent-Borne Transaction Expenses or Bank-Borne-Borne Transaction Expenses (and to the extent any such Transaction Expenses have been accrued, they shall be added back for the purposes of determining Tangible Book Value at the relevant date of determination). For the avoidance of doubt, no accounting adjustments made or to be made as a result of the Merger or the change in control of the Bank occasioned by the consummation of the transactions contemplated by this Agreement shall be taken into account in the calculation of Tangible Book Value.
“Tax” or “Taxes” shall mean (a) all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to tax applicable thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or allocation agreement or any other express or implied agreement to indemnify any other person for amounts described in clause (a) or (b).
“Tax Return” shall mean any federal, state, local or foreign return, declaration, report, claim for refund or information return or statement required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“TBV Statement” shall have the meaning set forth in Section 4.1(b).
“Termination Date” shall have the meaning set forth in Section 11.1(d).

“Total Additional Payment Amount” shall have the meaning set forth in Section 4.1(f).
“Total Outstanding Bank Common Stock” shall mean the total number of Shares issued and outstanding immediately prior to the Effective Time (and without taking into effect cancellation of any Dissenting Shares).
“Transaction Form 8-K” shall have the meaning set forth in Section 9.3.
“Transaction Expenses” shall mean all expenses incurred or to be incurred by the Parties with respect to the transactions contemplated by this Agreement, whether or not payable prior to Closing, including but not limited to (i) attorneys’ fees, accounting fees, investment banker fees and any other fees and expenses incurred in connection with the consummation of the transactions contemplated hereunder, including the preparation and distribution of the Proxy Statement and Registration Statement, if applicable; and (ii) any employee bonuses, severance or retention or change of control payments provided under any Benefit Arrangement and which are triggered by the Closing; provided, however, that all such employee bonuses, severance or retention or change of control (other than a change of control resulting from the Merger) payments incurred or accrued after the Closing shall not be deemed to be Transaction Expenses. By way of clarification, no employee bonus, severance or retention or change of control payments made pursuant to any Employment Agreement (or any employment agreement entered into between Pat Ochal and Parent) shall constitute Transaction Expenses. The Parties anticipate that the Parent and Pat Ochal will execute and deliver an employment agreement, effective at the Closing, that supersedes, effective at the Closing, Pat Ochal’s existing employment agreement with the Bank dated November 30, 2007. However, if such a superseding agreement between Pat Ochal and Parent is not executed and delivered prior to the Closing, notwithstanding anything to the contrary, no payments made by Bank pursuant to the change of control provisions contained in the Bank’s existing employment agreement with Pat Ochal shall constitute Transaction Expenses.
“Valuation Balance Sheet” shall have the meaning set forth in Section 4.1(b).
“Valuation Date” shall mean the close of business on the last day of the calendar month immediately preceding the month in which the Final Approval Date occurs.
“Valuation Documentation” shall have the meaning set forth in Section 4.1(b).

SCHEDULE III
NOTICES / ADDRESSES

If to Parent:	Jason N. Ader
Chairman
c/o Hayground Cove Asset Management LLC
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
Facsimile Number: (212) 445-7801

with a copy to:	Jeffrey A. Horwitz, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Facsimile Number: (212) 969-2900

If to Bank:	Service1st Bank of Nevada
8363 West Sunset Road
Suite 350
Las Vegas, NV 89113
Attention:
Fax: 702 966-7404
Email address: wmartin@service1stnevada.com

with a copy to:	Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105-2482
Attention: Robert M. Mattson, Jr., Esq.
Fax: (415) 268-7522
email address: rmattson@mofo.com

Exhibit A
LETTER OF TRANSMITTAL
Pursuant to the Merger of WL-S1 Interim Bank with and into Service1st Bank of Nevada
Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (defined below). The undersigned acknowledges and confirms that it has reviewed, or has had an opportunity to review, a copy of the Merger Agreement, and the undersigned is familiar with the information and terms and conditions therein.
This Letter of Transmittal, including the Substitute Form W-9 on page 8 (or for non-U.S. Persons, the applicable Form W-8), should be completed, signed and submitted, together with all certificates in your possession evidencing shares of Common Stock (defined below) of Service1st Bank of Nevada (the “Certificates”) to:
Wells Fargo Bank, N.A.
[                    ]
Ladies and Gentlemen:
The undersigned has been advised that, at the Effective Time, WL-S1 Interim Bank (“Merger Sub”), a Nevada corporation and subsidiary of Western Liberty Bancorp (“Parent”), was merged with and into Service1st Bank of Nevada, a Nevada-chartered non-member bank (the “Company”), with the Company continuing as the surviving corporation (the “Merger”), subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of  _____, 2009, by and among the Company, Parent, Merger Sub and  _____, as the representative of the Persons who were stockholders of Bank prior to the Effective Time (the “Former Stockholders’ Representative”) (as the same may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), outstanding at the Effective Time was converted into the right to receive $_____  (the “Base Merger Consideration”), payable in [_____] shares of common stock of Parent (“Parent Common Stock”). Attached hereto as Exhibit A is a true and complete copy of the Merger Agreement.
In addition to the Base Merger Consideration, each share of Common Stock outstanding at the Effective Time may be entitled to receive additional consideration (the “Contingent Merger Consideration”), payable in Parent Common Stock, upon the achievement by Parent of certain milestones, as set forth in Section 3.2(a)(ii) of the Merger Agreement. The Base Merger Consideration and the Contingent Merger Consideration shall be collectively referred to herein as, the “Merger Consideration”.
The undersigned herewith surrenders the Certificates listed below, unless the undersigned has otherwise indicated that such Certificates are held by the Company (which shall be verified with the Company and Parent) or have been lost or destroyed. If the space provided below is inadequate, the requested information should be listed on a separate schedule attached hereto.
BOX A — TO BE COMPLETED BY EACH HOLDER OF COMMON STOCK

Certificate(s) Formerly Representing Shares of Common Stock

Name and Address of Registered Holder
(As It Appears on Certificates)	Certificate Number
Indicate if any of above Certificates is held by the Company:

Indicate if any of above Certificates is lost or destroyed:
PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS.
Unless otherwise requested pursuant the special instructions in Boxes B or C, the undersigned requests that the Merger Consideration to which the undersigned is entitled be issued in the name(s) and mailed to the address(es) set forth in Box A in accordance with the Merger Agreement and this Letter of Transmittal.
The undersigned hereby irrevocably approves and appoints Wells Fargo Bank, N.A. as exchange agent (the “Exchange Agent”) and as the true and lawful attorney-in-fact of the undersigned with respect to the Certificates with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to deliver such Certificates on the account books maintained by the Exchange Agent, to the extent the undersigned holds Common Stock, and to deliver as the undersigned’s agent the Merger Consideration to which the undersigned is entitled in accordance with the terms and conditions of the Merger Agreement.
The undersigned acknowledges and agrees that Parent, Merger Sub and the Surviving Corporation shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the Exchange Agent. The undersigned acknowledges and agrees that any payments made by Parent to the Exchange Agent pursuant to and in accordance with the terms of the Merger Agreement or at the written request or instructions of the Exchange Agent shall fully discharge Parent from any liability to the undersigned in connection with such payment, as fully and completely as if such payment had been made directly to the undersigned.
The undersigned further agrees to be bound by the terms and provisions of the Merger Agreement and waives any right to assert appraisal or dissenters’ rights with respect to the shares of Common Stock represented by the Certificates pursuant to the Nevada Revised Statutes. If a notice of appraisal or demand for payment has been filed with respect to the shares of Common Stock represented by the Certificates, the undersigned hereby withdraws such notice or demand and agrees that the fair value of such shares is not more than the Merger Consideration to be received by the undersigned with respect to such shares pursuant to the Merger Agreement, without interest thereon.
The undersigned shall indemnify and hold harmless Parent, the Surviving Corporation and the Company’s subsidiaries and any of their respective partners, shareholders, members, officers, directors, employees or agents (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) from, against and in respect of any and all Damages suffered or incurred by a Parent Indemnified Party arising out of or in connection with any breach of any representation, warranty, covenant or agreement of the undersigned in this Letter of Transmittal.
By delivery of this Letter of Transmittal, the undersigned irrevocably constitutes and appoints the Former Stockholders’ Representative with all the rights, powers and obligations provided by Section 12.12 of the Merger Agreement, as the sole, exclusive, true and lawful agent, representative and attorney-in-fact for and on behalf of the undersigned with respect to any and all matters relating to, arising out of, or in connection with, the Merger Agreement or any other Related Document (as such term is defined in the Merger Agreement), including for purposes of taking any action or omitting to take action on behalf of all Former Stockholders or each of them thereunder. All actions, notices, communications and determinations by or on behalf of the Former Stockholders in accordance with the Merger Agreement shall be given or made by the Former Stockholders’ Representative and all such actions, notices, and determinations by the Former Stockholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all the Former Stockholders.
Without limiting the generality of the immediately foregoing paragraph, the Former Stockholders’ Representative, as the sole and exclusive agent, representative and attorney-in-fact for the undersigned and the other Former Stockholders for all purposes under the Merger Agreement and any other Related Document, shall have the power and authority to undertake any of the following actions on behalf of the undersigned and the other Former Stockholders: (i) service of process upon the Former Stockholders, (ii) executing and delivering to Parent, the Company or any other Person on behalf of any of or all Former Stockholders any and all instruments, certificates, documents and agreements called for by the Merger Agreement or any other Related Document and the transactions contemplated hereby and thereby, (iii) receiving notices on behalf of the Former Stockholders with respect to any matter, suit, claim, action or proceeding arising under the Merger Agreement, and (iv) in connection with any of the foregoing actions, engaging and hiring accountants, auditors, appraisers, legal counsel and other legal and financial experts as may be necessary and appropriate to properly discharge the duties and obligations of the Former Stockholders’ Representative under the Merger Agreement. In connection with the Merger Agreement, the Former Stockholders may act only through the Former Stockholders’ Representative. Parent and the Company shall be entitled to rely on the Former Stockholders’ Representative’s authority as the agent, representative and attorney-in-fact of the Former Stockholders for all purposes under the Merger Agreement and the other Related Documents and shall have no liability for any such reliance. The undersigned, by delivering this Letter of Transmittal, agrees to ratify and confirm, and hereby ratifies and confirms, any action taken by the Former Stockholders’ Representative in the exercise of the power-of-attorney granted to the Former Stockholders’ Representative pursuant to Section 12.12 of the Merger Agreement, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of the undersigned.
The Former Stockholders’ Representative shall not be liable to the undersigned and all other Former Stockholders for any act done or omitted under the Merger Agreement its capacity as the Former Stockholders’ Representative, unless caused by its fraud or willful misconduct. The undersigned and all other Former Stockholders agree to jointly and severally (pro rata in accordance with their respective ownership of Bank common stock immediately prior to the Effective Time), indemnify and defend the Former Stockholders’ Representative and hold the Former Stockholders’ Representative harmless against any Damage incurred by the Former Stockholders’ Representative and arising out of or in connection with the acceptance, performance or administration of the Former Stockholders’ Representative’s duties under the Merger agreement and under any Related Document, including, without limitation, the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors retained by the Former Stockholders’ Representative. In the event of any ambiguity or uncertainty under the Merger Agreement, the Former Stockholders’ Representative may, in its sole and reasonable discretion, refrain from taking any action, unless the Former Stockholders’ Representative receives written instructions, signed by Former Stockholders holding a majority of the Shares immediately prior to the Effective Time, which eliminate such ambiguity or uncertainty; provided, however, that nothing herein shall be deemed or construed to excuse or delay or extend the time period for performance of any obligation of the Former Stockholders or the Former Stockholders’ Representative under the Merger Agreement.
The undersigned hereby acknowledges and agrees that the Former Stockholders’ Representative and each of the Parent Indemnified Parties are third party beneficiaries of this Letter of Transmittal and shall be entitled to enforce this Letter of Transmittal against the undersigned.
The undersigned hereby agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of the Parent Common Stock on or after the date hereof for a period of 60 days or, if the undersigned is a director or a member of management of the Company or of Parent, for a period of 180 days.
All questions as to validity, form and eligibility of any surrender of any Certificates will be determined by the Company as the surviving corporation in the Merger (the “Surviving Corporation”) (which may delegate power in whole or in part to the Exchange Agent) and such determination shall be final and binding. The Surviving Corporation reserves the right to waive any irregularities or defects in the surrender of any Certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived. The Exchange Agent will not exchange any Certificates until all instructions herein are complied with.
All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, estates, successors and assigns of the undersigned. The undersigned hereby represents and warrants that:
(a) Organization; Authority. The undersigned is an individual, trust, corporation, limited liability company or limited partnership and, if a corporation, limited liability company or limited partnership, duly organized, validly existing and in good standing under the laws of the State of its organization. If the undersigned is a corporation, limited liability company or limited partnership, the undersigned has all requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute, deliver and perform this Letter of Transmittal and any other document contemplated by the Merger Agreement (collectively, the “Transaction Documents”) to which it is a party and to perform its obligations hereunder and thereunder. If the undersigned is an individual or trust, the undersigned has the legal capacity to execute, deliver and perform this

Letter of Transmittal and any Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.
(b) Authorization; Enforceability. If the undersigned is a corporation, limited liability company or limited partnership, the execution and delivery by the undersigned of this Letter of Transmittal and any Transaction Documents to which it is a party, the performance by the undersigned of its obligations hereunder and thereunder, and the consummation by the undersigned of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or limited partnership action of the undersigned, as applicable. This Letter of Transmittal has been (and each Transaction Document to be executed by the undersigned at or prior to the Closing will be) duly and validly executed and delivered by the undersigned and, assuming the due authorization, execution and delivery thereof by the Company, Parent, Former Stockholders’ Representative and Merger Sub, as applicable, constitutes (or will constitute) a valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms to the fullest extent allowed under applicable law.
(c) No Violation or Conflict. The execution, delivery and performance by the undersigned of this Letter of Transmittal and any Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (with or without notice or lapse of time or both): (a) do not require any consent or approval of any Governmental Entity or other Person (including any Person under any contract or instrument to which the undersigned is a party or bound or to which its assets are subject); (b) do not violate or result in a breach of any provision of the organizational documents of the undersigned if the undersigned is a corporation, limited liability company or limited partnership; (c) do not violate, conflict with, or result in a breach of any legal requirement to which the undersigned is bound; and (d) do not conflict with, violate, constitute grounds for termination, modification, amendment, or cancellation of, or loss of any material benefits or rights under, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, or give rise to any obligation of the undersigned to make payment under, any (i) material license to which the undersigned is bound or (ii) material contract or instrument to which such the undersigned is a party or bound or to which its assets are subject.
(d) Claims and Litigation. There is no (i) outstanding injunction, judgment, order, decree, or ruling, or (ii) action, suit, proceeding, in, or before any Governmental Entity pending or, to the knowledge of the undersigned, threatened against the undersigned that would prevent the consummation of the transaction contemplated hereby.
(e) Certain Fees. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the undersigned in connection with this Letter of Transmittal, the Merger Agreement or the transactions contemplated hereby or thereby or is entitled to any payment in connection herewith or therewith which, in either case, would result in any obligation or liability on the part of Parent or, after the Closing, the Company or any of the Company’s subsidiaries.
(f) Title to Common Stock. The undersigned owns all of the Common Stock identified in this Letter of Transmittal as held by it, free and clear of any Liens.
(g) Foreign Person. The undersigned is not a foreign person within the meaning of section 897 of the Internal Revenue Code.
If the undersigned cannot make the representations and warranties in clause (g) above, please contact the Exchange Agent promptly.
The undersigned will, upon reasonable request, execute and deliver any additional documents necessary or desirable to complete the exchange of such Certificates for the Merger Consideration.

BOX B	SPECIAL ISSUANCE	BOX C	SPECIAL DELIVERY
	INSTRUCTIONS		INSTRUCTIONS
	(See Instructions 1, 4, 5 and 6		(See Instruction 6
	on pages 6 and 7)		on page 7)

To be completed ONLY if the Parent Common Stock issued as Merger Consideration should be issued in the name of someone other than as set forth in Box A.

Issue to:

Name:
(Please Print)

Address:

(Including Zip Code)

(Tax ID or Social Security Number)
(Such Person(s) must properly complete the Substitute Form W-9 herein, a Form W-8BEN, a Form W-8ECI or a Form W-8IMY, as applicable)
To be completed ONLY if the Parent Common Stock issued as Merger Consideration should be sent to someone other than as set forth in Box A or to an address other than as set forth in Box A.
Mail or deliver to:

Name:
(Please Print)

Address:

(Including Zip Code)
☐ Check here if this is a permanent address change

(Tax ID or Social Security Number)
(Such Person(s) must properly complete the Substitute Form W-9 herein, a Form W-8BEN, a Form W-8ECI or a Form W-8IMY, as applicable)

BOX D
SIGN HERE
(See Instructions 1 and 4 on Page 6)
(Complete Accompanying Substitute Form W-9 on Page 8 or, if a non-U.S. Person, the applicable Form W-8)

(Signature of Shareholder)
Date:  ________________, 2009
(Must be signed by the holder(s) exactly as name(s) appear(s) on the Certificates held by such holder(s) or by Persons authorized to become holder(s) in accordance with any agreements with the Company and other documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, please provide the following information. See Instruction 4.)

Name(s)

(Please Print)

Capacity (full title)

Address

(Including Zip Code)

Area Code and Telephone No. (________)

Tax Identification or Social Security No.

Place signature Medallion Guarantee on this page if applicable.

INSTRUCTIONS
A stockholder of the Company will not receive his, her or its Merger Consideration in exchange for such holder’s Certificates until the Certificates owned by such holder are received by the Exchange Agent at the address set forth on page 1, and until the same are processed by the Exchange Agent. No interest will accrue on any amounts due, other than as specifically set forth in the Merger Agreement.
1. Guarantee of Signatures. If the registered holder(s) of the Certificates does not sign Box D entitled “Sign Here” or completes Box B entitled “Special Issuance Instructions,” the signatures on this Letter of Transmittal must be guaranteed by an eligible guarantor institution which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program.
2. Delivery of Letter of Transmittal and Certificates. Please do not send the Certificates directly to the Company. The Certificates, together with a properly completed and duly executed copy of this Letter of Transmittal, and any other documents required by this Letter of Transmittal, should be delivered to the Exchange Agent at the address set forth on page 1 of this Letter of Transmittal.
The method of delivery of the Certificates is at the option and risk of the owner and holder thereof. If the Certificates are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested. Risk of loss and title shall pass upon delivery to the Exchange Agent.
3. Inadequate Space. If the space provided in this Letter of Transmittal is inadequate, the information requested in Box A should be listed on a separate schedule attached hereto.
4. Signatures on Letter of Transmittal, Stock Powers and Endorsements. If the registered holder of the Certificates surrendered hereby signs this Letter of Transmittal, the signature must correspond with the name that is written on the face of the Certificates without alteration, enlargement or any change whatsoever.
If the Certificates surrendered are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.
It will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates if any shares of Common Stock are registered in different names on several Certificates. Photocopies of this Letter of Transmittal may be used if multiples are required.
When this Letter of Transmittal is signed by the registered owner(s) of the Certificates listed and surrendered herewith, no endorsements or separate stock powers are required.
If this Letter of Transmittal is signed by a Person other than the registered owner of the Certificates listed, such Certificates must be endorsed or accompanied by appropriate stock power(s) signed by the registered owner or owners or a Person with full authority to sign on behalf of the registered owner. Signatures on such Certificates must be guaranteed by an eligible guarantor institution which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. See Instruction 1.
If this Letter of Transmittal or any Certificate is signed by an executor, administrator, trustee, guardian, attorney-in-fact, officer or other Person acting in a fiduciary or representative capacity, such Persons must so indicate when signing, must give his or her full title in such capacity, and evidence satisfactory to the Exchange Agent of his or her authority to so act must be submitted.
5. Transfer Taxes. Except as otherwise provided in this Instruction 5, the Exchange Agent will pay or cause to be paid all transfer taxes payable by reason of the issuance of the Merger Consideration. If the Merger Consideration is to be made to a Person other than the registered holder(s) of the Certificate(s), or if Certificate(s) evidencing surrendered shares are registered in the name of the Person other than the Person(s) signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered or named holder(s), or such other

Person or otherwise) payable on account of the transfer to such other Person also will be deducted from such Merger Consideration, unless evidence satisfactory to the Exchange Agent of the payment of such taxes or exemption therefrom is submitted. Except as provided in this Instruction 5 or otherwise required by law, it will not be necessary for transfer tax stamps to be affixed to the Certificate(s) evidencing the shares surrendered hereby.
6. Special Payment and Delivery Instructions. If the Merger Consideration is to be issued in the name of a Person other than the Person(s) signing this Letter of Transmittal or if such Merger Consideration is to be sent to someone other than the Person signing this Letter of Transmittal, or to the Person signing this Letter of Transmittal but at an address other than that shown in Box A, then Box B and/or Box C in this Letter of Transmittal must be completed. In the case of a different name, the taxpayer identification or social security number of the Person named must also be indicated, and such Person must properly complete the Substitute Form W-9 herein or a Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable.
7. Backup Withholding. In order to avoid backup withholding of federal income tax, each shareholder surrendering Certificate(s) must deliver to the Exchange Agent the appropriate duly executed Internal Revenue Service (“IRS”) form, as described below under “Important Tax Information.” For United States Persons, the correct form is the Substitute Form W-9 on page 8.
8. Lost, Stolen or Destroyed Certificate. Indicate whether any Certificate has been lost, stolen or destroyed in Box A of the enclosed Letter of Transmittal. The Exchange Agent may require you to execute an affidavit and indemnity agreement and provide a surety bond in connection with such lost or destroyed Certificates and such other documents as it may request to effect exchange. The Exchange Agent may require you to reimburse it for certain fees and expenses in connection with the exchange or cancellation of lost, stolen or destroyed Certificates.
9. Information and Additional Copies. Information and additional copies of this Letter of Transmittal may be obtained from the Exchange Agent by writing to the address listed on page 1 of this Letter of Transmittal.

TO BE COMPLETED BY ALL HOLDERS OF THE COMPANY
COMMON STOCK
(See “Important Tax Information” on next page)
PAYER’S NAME: Wells Fargo Bank, N.A.

SUBSTITUTE
Form W-9
Department of the
Treasury
Internal Revenue Service
Payer’s Request for
Taxpayer Identification
Number (“TIN”)
and Certificate

Part I – PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.
Social Security Number or

Employer Identification Number

Name (Please Print)

Address

City	State	ZIP Code

Part II – Awaiting TIN ☐.
Part III – For Payees exempt from backup withholding, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 and complete as instructed therein.
Part IV – Certification – Under penalties of perjury, I certify that:
(1)	The number shown on this form is my correct TIN (or I am waiting for a number to be issued to me);

(2)
I am not subject to backup withholding because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding;

(3)	I am a U.S. person (including a U.S. resident alien); and

(4)	All other information provided on this form is true, correct and complete.
Certification Instructions — You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2). (Also see the instructions in the enclosed Guidelines).

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ALL REPORTABLE PAYMENTS MADE TO YOU. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

Sign
Here:	Signature	Date

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU ARE AWAITING YOUR TIN.
CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
I certify under penalties of perjury that a TIN has not been issued to me, and either (a) I have mailed or delivered an application to receive a TIN to the appropriate IRS Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a TIN by the time of payment, a portion of all reportable payments made to me will be withheld.

Signature:	Date:

Name (please print):

IMPORTANT TAX INFORMATION
Each holder of Common Stock is required to provide the Exchange Agent with such holder’s correct tax identification number (“TIN”) on the Substitute Form W-9 attached below or otherwise establish a basis for exemption from backup withholding of federal income tax. If the Exchange Agent is not provided with the correct TIN or an adequate basis for exemption, the Merger Consideration made to such holder may be subject to backup withholding, and such holder may be subject to a $50 penalty imposed by the IRS.
On Substitute Form W-9, the holder must certify that:
•	the TIN provided on the Substitute Form W-9 is correct (or that the holder is awaiting a TIN);
•
the holder is not subject to backup withholding because (a) the holder is exempt from backup withholding, (b) the holder has not been notified by the IRS that the holder is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified the holder that the holder is no longer subject to backup withholding; and

•	the holder is a U.S. Person (including a U.S. resident alien).
If the holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, such holder should check the box in Part II, sign and date the Substitute Form W-9 and sign and date the Certificate of Awaiting Taxpayer Identification Number, which appears in a separate box below the Substitute Form W-9. If the box in Part II is checked, the Exchange Agent will be required to withhold 28% of the Merger Consideration payable to such holder. If the Exchange Agent is provided with a TIN within 60 days, the amount of such withholding will be refunded to the holder.
The holder is required to give the Exchange Agent the record holder’s TIN, generally the social security number or employer identification number, of the record holder. If the Certificates are held in more than one name or are not held in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidance on which number to report.
Certain holders (including, among others, corporations and certain foreign Persons) are not subject to these backup withholding and reporting requirements. Exempt holders should indicate their exempt status on the Substitute Form W-9 by writing the word “EXEMPT” on the line for social security number in Part I. A foreign Person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed IRS Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable (instead of a Substitute Form W-9), executed under penalties of perjury, certifying such holder’s exempt status. Copies of Form W-8BEN, Form W-8ECI and Form W-8IMY can be obtained from the Exchange Agent upon request, at the address set forth in this Letter of Transmittal. Holders are urged to consult their own tax advisors to determine whether they are exempt from these backup withholding and reporting requirements.
If backup withholding applies, the Exchange Agent is required to withhold 28% of the Merger Consideration payable to the holder or other payee. Backup withholding is not an additional United States federal income tax. If the required information is furnished to the IRS in a timely manner, the United States federal income tax liability of Persons subject to backup withholding may be reduced by the amount of tax withheld, and, if withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9
GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER
Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the Payer.

FOR THIS TYPE OF	GIVE NAME AND SOCIAL SECURITY
ACCOUNT:	NUMBER (SSN) OF:
1. Individual	The individual

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (l )

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)

4. (a) The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)

(b) So-called trust account that is not a legal or valid trust under state law	The actual owner (1)

5. Sole proprietorship	The owner (3)

FOR THIS TYPE OF ACCOUNT:	GIVE NAME AND EMPLOYER IDENTIFICATION NUMBER (EIN) OF:

6. A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.) (4)

7. Corporation	The corporation

8. Association, club, religious, charitable, educational or other tax-exempt organization	The organization

9. Partnership	The partnership

10. A broker or registered nominee	The broker or nominee

11. Account with the Department of Agriculture in the name of a public entity (such as State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s SSN.

(3)	You must show your individual name, but you may also enter your business or “DBA” name. You may use either your SSN or EIN (if you have one).

(4)	List first and circle the name of the legal trust, estate, or pension trust.

NOTE:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.
Section references are to the Internal Revenue Code.
Obtaining a Number. If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number.
Payees Exempt from Backup Withholding. The following is a list of payees exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except item (9). For broker transactions, payees listed in (1) through (13) are exempt. A person registered under the Investment Advisers Act of 1940 who regularly acts as a broker is also exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7), except that the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding or information reporting: medical and health care payments, attorneys’ fees and payments for services paid by a federal executive agency. Only payees described in items (2) through (6) are exempt from backup withholding for barter exchange transactions and patronage dividends.
(1)	A corporation.
(2)	An organization exempt from tax under section 501(a), or an individual retirement plan (“IRA”), or a custodial account under 403(b)(7) if the account satisfies the requirements of section 401(f)(2).
(3)	The United States or any of its agencies or instrumentalities.
(4)	A State, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
(5)	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

(6)	An international organization or any of its agencies or instrumentalities.

(7)	A foreign central bank of issue.
(8)	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
(9)	A futures commission merchant registered with the Commodity Futures Trading Commission.

(10)	A real estate investment trust.
(11)	An entity registered at all times during the tax year under the Investment Company Act of 1940.
(12)	A common trust fund operated by a bank under section 584(a).

(13)	A financial institution.
(14)	A middleman known in the investment community as a nominee or custodian or listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee List.
(15)	A trust exempt from tax under section 664 or described in section 4947.
Payments of dividends and patronage dividends generally not subject to backup withholding also include the following:
•	Payments to nonresident aliens subject to withholding under section 1441.
•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident partner.
•	Payments of patronage dividends not paid in money.
•	Payments made by certain foreign organizations.
•	Section 404(k) distributions made by an ESOP.
Payments of interest generally not subject to backup withholding include the following:

•
Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt interest dividends under section 852).
•	Payments described in section 6049(b)(5) to nonresident aliens.
•	Payments on tax-free covenant bonds under section 1451.
•	Payments made by certain foreign organizations.
•	Mortgage interest paid to you.
Payments that are not subject to information reporting are also not subject to backup withholding. For details see sections 6041, 6041(A), 6042, 6044, 6045, 6049, 6050A and 6050N, and the regulations under such sections.
Privacy Act Notice. Section 6109 requires you to give your correct taxpayer identification number to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA or Archer MSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, and the District of Columbia to carry out their tax laws. You must provide your taxpayer identification number whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.
Penalties.
(1)
Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.
(3)	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
FOR ADDITIONAL INFORMATION CONTACT YOUR
TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE